Exhibit 10.1

EXECUTION COPY

Published CUSIP Number: 14574DAH1

Revolving Credit CUSIP Number: 14574DAJ7

Term Loan CUSIP Number: 14574DAK4

$185,000,000

LOAN AGREEMENT

dated as of March 9, 2007

by and among

CARROLS CORPORATION,

as Borrower,

THE LENDERS NOW OR HEREAFTER

PARTIES HERETO,

BANK OF AMERICA, N.A.,

as Syndication Agent,

RAYMOND JAMES BANK, FSB, WELLS FARGO BANK NATIONAL ASSOCIATION

AND MANUFACTURERS AND TRADERS TRUST COMPANY,

each as a Documentation Agent,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Agent, Swing Loan Lender and Issuer

AND

WACHOVIA CAPITAL MARKETS, LLC AND BANC OF AMERICA SECURITIES LLC,

each as a Lead Arranger and a Book Manager

i

	6.11	ERISA	50
	6.12	Investment Company Act	50
	6.13	OFAC	51
	6.14	Solvency	51
	6.15	Fiscal Year	51
	6.16	Compliance	51
	6.17	Environmental Matters	51
	6.18	Property of Excluded Entities	52
	6.19	Collateral Covered	52
	6.20	Subordinated Indebtedness	52
	6.21	Intellectual Property Matters	52
	6.22	No Material Adverse Change	52
	6.23	Insurance	53
	6.24	Burdensome Provisions	53
	6.25	Employee Relations	53
	6.26	Key Agreements	53

7.	Affirmative Covenants		53
	7.1	Taxes, Existence, Regulations, Property, Etc.	53
	7.2	Financial Statements and Information	54
	7.3	Financial Tests	55
	7.4	Inspection	56
	7.5	Further Assurances	56
	7.6	Books and Records	56
	7.7	Insurance	56
	7.8	Notice of Certain Matters	57
	7.9	Interest Rate Risk	57
	7.10	Capital Adequacy	57
	7.11	ERISA Information and Compliance	58
	7.12	Compliance with Agreements	59

8.	Negative Covenants		59
	8.1	Borrowed Money Indebtedness	59
	8.2	Liens	59
	8.3	Contingent Liabilities	59
	8.4	Mergers, Consolidations and Dispositions of Assets	60
	8.5	Redemption, Dividends and Distributions	60
	8.6	Nature of Business	60
	8.7	Transactions with Related Parties	61
	8.8	Loans and Investments	61
	8.9	Subsidiaries	61
	8.10	Key Agreements	61
	8.11	Certain Accounting Changes; Organizational Documents	61
	8.12	Excluded Entities	61
	8.13	Unfunded Liabilities	61
	8.14	Acquisitions of Assets	62
	8.15	Subordinated Indebtedness	62

	8.16	Synthetic Repurchases of Equity or Debt	62

	8.17	Restrictive Agreements	62
	8.18	Limitations on Exchange and Issuance of Certain Equity Interests	63

9.	Defaults		63
	9.1	Events of Default	63
	9.2	Right of Setoff	66
	9.3	Collateral Account	66
	9.4	Preservation of Security for Unmatured Reimbursement Obligations	67
	9.5	Remedies Cumulative	67
	9.6	Crediting of Payments and Proceeds	67

10.	Agent		68
	10.1	Appointment and Authority	68
	10.2	Rights as a Lender	68
	10.3	Exculpatory Provisions	68
	10.4	Reliance by the Agent	69
	10.5	Delegation of Duties	70
	10.6	Resignation of Agent	70
	10.7	Non-Reliance on Agent and Other Lenders	71
	10.8	No Other Duties, etc	71
	10.9	Collateral and Guaranty Matters	71

11.	Miscellaneous		71
	11.1	Waiver	71
	11.2	Notices	72
	11.3	Expenses, Etc.	72
	11.4	Indemnification	72
	11.5	Amendments, Etc.	74
	11.6	Successors and Assigns; Participations	75
	11.7	Confidentiality	78
	11.8	Limitation of Interest	79
	11.9	Survival	79
	11.10	Captions	80
	11.11	Counterparts	80
	11.12	Governing Law, Jurisdiction and Venue	80
	11.13	Severability	81
	11.14	Tax Forms	81
	11.15	Conflicts Between This Agreement and the Other Loan Documents	81
	11.16	Jury Waiver	81
	11.17	Limitation on Charges; Substitute Lenders; Non-Discrimination	82
	11.18	USA Patriot Act	82

EXHIBITS

A — Request for Extension of Credit

B — Rate Designation Notice

C — Term Note

D — Revolving Note

E — Assignment and Assumption

F — Compliance Certificate

G — Notice of Account Designation

SCHEDULES

1.1 — Addresses for Notices

1.2 — Existing Letters of Credit

6.7 — Tax Disclosure

6.9 — Subsidiaries and Capitalization

6.25 — Labor and Collective Bargaining Agreements

LOAN AGREEMENT

THIS LOAN AGREEMENT is made and entered into as of March 9, 2007 (the “Effective Date”), by and among CARROLS CORPORATION, a Delaware corporation (together with its permitted successors, herein called the “Borrower”); each of the lenders which is or may from time to time become a party hereto (individually, a “Lender” and, collectively, the “Lenders”), BANK OF AMERICA, N.A., as Syndication Agent, RAYMOND JAMES BANK, FSB, WELLS FARGO BANK NATIONAL ASSOCIATION and MANUFACTURERS AND TRADERS TRUST COMPANY, each as a Documentation Agent and WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”), a national banking association, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”).

The parties hereto agree as follows:

1.	Definitions

1.1	Certain Defined Terms.

Unless a particular term, word or phrase is otherwise defined or the context otherwise requires, capitalized terms, words and phrases used herein or in the Loan Documents (as hereinafter defined) have the following meanings (all definitions that are defined in this Agreement in the singular have the same meanings when used in the plural and vice versa):

“Accounts”, “General Intangibles” and “Inventory” shall each have the respective meanings assigned to them in the Uniform Commercial Code enacted in the State of New York in force on the Effective Date.

“Additional Interest” means the aggregate of all amounts accrued or paid pursuant to the Notes or any of the other Loan Documents (other than interest at the Stated Rate) which, under applicable laws, are or may be deemed to constitute interest on the indebtedness evidenced by this Agreement or the Notes.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Agent.

“Adjusted LIBOR” means, with respect to each Interest Period applicable to a LIBOR Borrowing, a rate per annum equal to the quotient, expressed as a percentage, of (a) LIBOR with respect to such Interest Period divided by (b) 1.0000 minus the Eurodollar Reserve Requirement in effect on the first day of such Interest Period.

“Affiliate” means any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

“Agreement” means this Loan Agreement, as it may from time to time be amended, modified, restated or supplemented.

“Annual Audited Financial Statements” means the annual financial statements of a Person, including all notes thereto, which statements shall include a balance sheet as of the end of such fiscal year and an income statement and a statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP in all material respects, and accompanied by the opinion of independent certified public accountants of recognized national standing, which shall not contain any qualification as to scope of review or contain any “going concern” or similar qualifications and shall state that such financial statements present fairly in all material respects the financial position of such Person and, if such Person has any Subsidiaries (other than Non-Recourse Subsidiaries), its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) as of the date thereof and the results of its operations for the period covered thereby in conformity with GAAP. Other than with respect to the annual financial statements of Carrols Restaurant Group or Borrower for fiscal year 2006, such statements of Carrols Restaurant Group or Borrower, as applicable, shall be accompanied by a certificate of such accountants that in making the appropriate audit and/or investigation in connection with such report and opinion, such accountants did not become aware of any Default relating to the financial tests set forth in Section 7.3 hereof or, if in the opinion of such accountants any such Default exists, a description of the nature and status thereof.

“Applications” means all applications and agreements for Letters of Credit, or similar instruments or agreements, in Proper Form, now or hereafter executed by any Person in connection with any Letter of Credit now or hereafter issued or to be issued under the terms hereof at the request of any Person.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means the collective reference to Wachovia Capital Markets, LLC and Banc of America Securities LLC, each in its capacity as a lead arranger of the credit facilities contemplated hereby.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.6), and accepted by the Agent, in substantially the form of Exhibit E or any other form approved by the Agent.

“Bankruptcy Code” means the United States Bankruptcy Code, as amended, and any successor statute.

“Base Rate” means for any day a rate per annum equal to the lesser of (a) the applicable Margin Percentage from time to time in effect plus the greater of (i) the Prime Rate for that day and (ii) the Federal Funds Rate for that day plus 1/2 of 1% or (b) the Ceiling Rate. If for any reason Agent shall have determined (which determination shall be conclusive and binding, absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including, without limitation, the inability or failure of Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall, until the circumstances giving rise to such inability no longer exist, be the lesser of (a) the Prime Rate plus the applicable Margin Percentage from time to time in effect or (b) the Ceiling Rate.

“Base Rate Borrowing” means that portion of the principal balance of the Loans at any time bearing interest at the Base Rate.

“Borrowed Money Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies and deferred payments for services to employees and former employees incurred in the ordinary course of such Person’s business), (e) all capital lease obligations of such Person, (f) all FASB 98 lease financing obligations of such Person, (g) all obligations of others secured by any lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) Interest Rate Risk Indebtedness of such Person, (i) all obligations of such Person in respect of outstanding letters of credit issued for the account of such Person and (j) all guarantees of such Person of any of the foregoing.

“Business Day” means any day other than a day on which commercial banks are authorized or required to close in New York City, New York or Charlotte, North Carolina.

“Calculation Date” shall have the meaning assigned to such term in the definition of “Margin Percentage”.

“Capital Expenditures” means, with respect to any Person for any period, expenditures in respect of fixed or capital assets by such Person, including capital lease obligations incurred during such period (to the extent not already included), which would be reflected as additions to Property, plant or equipment on a balance sheet of such Person and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries), if any, prepared in accordance with GAAP; but excluding expenditures during such period for the repair or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of an insurance policy maintained by such Person.

“Carrols Restaurant Group” means Carrols Restaurant Group, Inc., a Delaware corporation.

“Ceiling Rate” means, on any day, with respect to any Person, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or New York (or any jurisdiction whose usury laws are deemed to apply to the Notes or any other Loan Documents despite the intention and desire of the parties to apply the usury laws of the State of New York) laws permits the higher interest rate, stated as a rate per annum. Without notice to Borrower or any other person or entity, the Ceiling Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

“Code” means the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

“Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.

“Compliance Certificate” shall have the meaning assigned to such term in Section 7.2 hereof.

“Continuing Directors” means, with respect to any Person, as of any date of determination, individuals (a) who were members of the board of directors of such Person on the Effective Date, (b) whose election or nomination to the board of directors of such Person was approved by individuals who comprised a majority of the board of directors of such Person on the Effective Date or (c) whose election or nomination to the board of directors of such Person was approved by a majority of the members of the board of directors meeting the criteria set forth in clause (a) and/or clause (b) above.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Carrols Restaurant Group and the Borrower, are treated as a single employer under Section 414 of the Code.

“Corporation” means any corporation, limited liability company, partnership, joint venture, joint stock association, business trust and other business entity.

“Cover” for Letter of Credit Liabilities shall be effected by paying to Agent in immediately available funds, to be held by Agent in a collateral account maintained by Agent at its Principal Office and collaterally assigned as security for the financial accommodations extended pursuant to this Agreement using documentation reasonably satisfactory to Agent, in the amount required by any applicable provision hereof. Such amount shall be retained by Agent in such collateral account until such time as in the case of the Cover being provided pursuant to Sections 2.2(a) or 9.3 hereof, the applicable Letter of Credit shall have expired and the Reimbursement Obligations, if any, with respect thereto shall have been fully satisfied; provided, however, that at such time if a Default or Event of Default has occurred and is continuing, Agent shall not be required to release such amount in such collateral account until such Default or Event of Default shall have been cured or waived.

“Debt” means, with respect to any Person, the sum, without duplication, of (a) all borrowings hereunder, (b) any obligation for Borrowed Money Indebtedness which under GAAP would be shown on the balance sheet of such Person as a liability (including, without limitation, capitalized lease obligations and FASB 98 lease financing obligations, but excluding reserves for deferred income taxes, deferred pension liability and other deferred expenses and reserves), (c) Indebtedness secured by any Lien existing on Property owned by such Person, whether or not the Indebtedness secured thereby shall have been assumed, (d) guarantees by such Person of Borrowed Money Indebtedness and endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and (e) Letters of Credit and other letters of credit (whether drawn or undrawn) for the account of such Person.

“Debt Service” means, with respect to any Person for any period, the sum of (a) Interest Expense for such period and (b) scheduled principal payments on obligations included within Debt for such period.

“Default” means an Event of Default or an event which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars and $” means lawful money of the United States of America.

“EBITDA” means, with respect to any Person, without duplication, for any period, the consolidated net income (excluding any extraordinary gains or losses) of such Person plus, to the extent deducted in calculating consolidated net income of such Person, depreciation, amortization, other non-cash items (including, without limitation, non-cash expense related to stock options or other equity compensation plans or grants), Interest Expense, federal, state and foreign income tax expense, Other Designated Expenses and lease payments pursuant to FASB 98 lease financing obligations minus to the extent added in calculating consolidated net income of such Person, non-cash income.

“Effective Date” shall have the meaning assigned to such term in the first paragraph of this Agreement.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Agent, (ii) in the case of any assignment of a Revolving Loan Commitment, the Swing Loan Lender and the Issuer, and (iii) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Carrols Restaurant Group, the Borrower or any of the Borrower’s or Carrols Restaurant Group’s Affiliates or Subsidiaries.

“Environmental Claim” means any third party (including Governmental Authorities and employees) action, lawsuit, claim or proceeding (including claims or proceedings at common law or under the Occupational Safety and Health Act or similar laws relating to safety of employees) which seeks to impose liability for (a) noise; (b) pollution or contamination of the air, surface water, ground water or land or the clean-up of such pollution or contamination; (c) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (d) exposure to Hazardous Substances; (e) the safety or health of employees or (f) the manufacture, processing, distribution in commerce or use of Hazardous Substances. An “Environmental Claim” includes, but is not limited to, a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit, or to adopt or amend a regulation to the extent that such a proceeding attempts to redress violations of an applicable permit, license, or regulation as alleged by any Governmental Authority.

“Environmental Liabilities” includes all liabilities arising from any Environmental Claim, Environmental Permit or Requirement of Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including but not limited to: remedial, removal, response, abatement, investigative, monitoring, personal injury and damage to property or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, and all costs and expenses necessary to cause the issuance, reissuance or renewal of any Environmental Permit including reasonable attorneys’ fees and court costs.

“Environmental Permit” means any permit, license, approval or other authorization under any applicable Legal Requirement relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or Hazardous Substances.

“Equity Interests” means shares of the capital stock, partnership interests, membership interest in a limited liability company, beneficial interests in a trust or other equity interests in Borrower or any of its Subsidiaries or other applicable Person or any warrants, options or other rights to acquire such interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the U.S. Department of Labor thereunder.

“Eurodollar Rate” means for any day during an Interest Period for a LIBOR Borrowing a rate per annum equal to the lesser of (a) the sum of (i) the Adjusted LIBOR in effect on the first day of such Interest Period plus (ii) the applicable Margin Percentage in effect on the first day of such Interest Period and (b) the Ceiling Rate. Each Eurodollar Rate is subject to adjustments for reserves, insurance assessments and other matters as provided for in Section 3.3 hereof.

“Eurodollar Reserve Requirement” means, on any day, that percentage (expressed as a decimal fraction and rounded, if necessary, to the next highest one ten thousandth [.0001]) which is in effect on such day for determining all reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to “Eurocurrency liabilities,” as currently defined in Regulation D. Each determination of the Eurodollar Reserve Requirement by Agent shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.

“Event of Default” shall have the meaning assigned to such term in Section 9 hereof.

“Excess Cash Flow” means, with respect to Borrower and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries), without duplication, for any period, (a) the sum of (i) EBITDA for such period plus (ii) extraordinary cash gains for such period less (b) the sum of (i)

all Debt Service paid or payable in cash (other than mandatory prepayments calculated on the basis of Excess Cash Flow) during such period, (ii) federal, state and foreign income taxes actually paid during such period, (iii) Investments of the nature described in clause (e) of the definition of “Permitted Investments” made by Borrower and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) during such period, (iv) extraordinary cash losses during such period and (v) unfinanced Capital Expenditures (including the unfinanced portion of Properties acquired) during such period.

“Excess Cash Flow Percentage” means (a) fifty percent (50%) if the Total Leverage Ratio as of the last day of the immediately preceding fiscal year is greater than or equal to 4.00 to 1.00, (b) twenty-five percent (25%) if the Total Leverage Ratio as of the last day of the immediately preceding fiscal year is greater than or equal to 3.00 to 1.00 but less than 4.00 to 1.00 and (c) zero percent (0%) if the Total Leverage Ratio as of the last day of the immediately preceding fiscal year is less than 3.00 to 1.00.

“Excluded Entities” means, (a) the following Subsidiaries of the Borrower: Carrols Realty II Corp., Carrols J. G. Corp., Quanta Advertising Corp., Colorado Cabana, Inc., Taco Cabana Atlanta, Inc., TC Bevco LLC, Carrols Enterprises, Inc., Cabana Bevco LLC and Cabana Beverages, Inc. and (b) the following affiliated entities (which such entities are not Subsidiaries of the Borrower): Cabana Club of Rockwall, Inc., Cabana Club of Ft. Worth, Inc., Cabana Club of Ennis, Inc., Cabana Club of Pasadena, Inc., Cabana Club of Webbs Chapel, Inc., Cabana Club of Preston, Inc., Cabana Club of Plano, Inc., Cabana Club of Denton, Inc., Two Pesos Private Club #1, Two Pesos Private Club #3, Cabana Club of Buckner, Inc., and Cabana Club of Cockrell Hill, Inc.

Borrower may at any time cause any of the above listed entities to no longer be characterized as an “Excluded Entity” by satisfying the conditions set forth in Section 8.9 hereof as if such entity were a newly acquired Subsidiary.

“Existing Letters of Credit” means any letters of credit issued under the Existing Loan Agreement which are outstanding as of the date hereof and described on Schedule 1.2 hereto.

“Existing Loan Agreement” means that certain Loan Agreement dated as of December 15, 2004 (as amended, restated, supplemented or otherwise modified) by and among the Carrols Restaurant Group, Borrower, certain Subsidiaries of the Borrower party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as agent for the lenders party thereto.

“FASB 98” means Statement Number 98 issued by the Financial Accounting Standards Board dated May, 1988, as now or hereafter in effect or any successor pronouncements.

“Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any such day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent in its sole and absolute discretion.

“Fee Letter” means the separate fee letter agreement executed by the Borrower and the Agent and/or certain of its affiliates dated January 18, 2007.

“Fixed Charge Coverage Ratio” means, as of any day, the ratio of (a) the sum, without duplication, of (i) EBITDA of Borrower and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) for the 12 months ending on, or immediately prior to, such day plus (ii) rent expense of Borrower and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) for such 12-month period (excluding any lease payments pursuant to FASB 98 lease financing obligations) less (iii) the current portion of federal, state and foreign income taxes actually paid by Borrower and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) during such 12-month period less (iv) Maintenance Capital Expenditures of Borrower and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) for such 12-month period to (b) the sum, without duplication, of (i) Debt Service of Borrower and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) for such 12-month period plus (ii) rent expense of Borrower and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) for such 12-month period (excluding lease payments pursuant to FASB 98 lease financing obligations) plus (iii) Permitted Dividends actually paid by Borrower for such 12-month period.

“Franchise Agreements” means all of the franchise agreements to which Borrower or any of its Subsidiaries is a party as franchisee, as any of the same may from time to time be amended, modified, supplemented or restated.

“Funding Loss” means, with respect to (a) Borrower’s payment of principal or conversion of a LIBOR Borrowing on a day other than the last day of the applicable Interest Period; (b) Borrower’s failure to borrow, continue or convert to a LIBOR Borrowing on the date specified by Borrower; (c) Borrower’s failure to make any prepayment of the Loans (other than Base Rate Borrowings) on the date specified by Borrower; or (d) any cessation of a Eurodollar Rate to apply to the Loans or any part thereof pursuant to Section 3.3, in each case whether voluntary or involuntary, any loss, expense, penalty, premium or liability actually incurred by any Lender (including but not limited to any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain a Loan).

“GAAP” means, as to a particular Person, such accounting practice as, in the opinion of independent certified public accountants of recognized national standing regularly retained by such Person, conforms at the time to generally accepted accounting principles, consistently applied for all periods after the Effective Date so as to present fairly the financial condition, and results of operations and cash flows, of such Person. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board, all reports and financial statements required hereunder may be prepared in accordance with such change so long as Borrower provides to Agent such disclosures of the impact of such change as Agent may reasonably require. No such change in any accounting principle or practice shall, in itself, cause a Default or Event of Default hereunder (but Borrower, Agent and Lenders shall negotiate in good faith to replace any financial covenants hereunder to the extent such financial covenants are affected by such change in accounting principle or practice).

“Governmental Authority” means any foreign governmental authority, the United States of America, any State of the United States, and any political subdivision of any of the foregoing, and any central bank, agency, department, commission, board, bureau, court or other tribunal having jurisdiction over Agent, any Lender, any Obligor or their respective Property.

“Guaranties” means, collectively, (a) the Guaranties dated as of even date herewith and executed by Carrols Restaurant Group and by each of the current Subsidiaries of Borrower (other than Excluded Entities and Non-Recourse Subsidiaries) in favor of Agent, for the benefit of Lenders, and (b) any and all other guaranties hereafter executed in favor of Agent, for the benefit of Lenders, relating to the Obligations, as any of them may from time to time be amended, modified, restated or supplemented.

“Hazardous Substance” means petroleum products, and any hazardous or toxic waste or substance defined or regulated as such from time to time by any law, rule, regulation or order described in the definition of “Requirements of Environmental Law”.

“Hedging Obligations” shall have the meaning assigned to such term in the definition of “Obligations”.

“Indebtedness” means, without duplication, (a) all items which in accordance with GAAP would be included in the liability section of a balance sheet (other than trade accounts payable and accrued expenses (other than Interest Expense) arising in the ordinary course of business) on the date as of which Indebtedness is to be determined (excluding, to the extent applicable, capital stock, surplus, surplus reserves and deferred credits); (b) all guaranties, letter of credit contingent reimbursement obligations and other contingent obligations in respect of, or any obligations to purchase or otherwise acquire, Indebtedness of others; (c) all FASB 98 lease financing obligations; and (d) all Indebtedness secured by any Lien existing on any interest of the Person with respect to which Indebtedness is being determined in Property owned subject to such Lien whether or not the Indebtedness secured thereby shall have been assumed; provided, that the term “Indebtedness” shall not mean or include any Indebtedness in respect of which monies sufficient to pay and discharge the same in full (either on the expressed date of maturity thereof or on such earlier date as such Indebtedness may be duly called for redemption and payment) shall be deposited with a depository, agency or trustee reasonably acceptable to Agent in trust or in escrow for the payment thereof.

“Interest Expense” means, for any period, total interest expense (including, without limitation, interest expense attributable to capitalized leases and net costs under interest rate swap, collar, cap or similar agreements providing interest rate protection and interest expense attributable to FASB 98 lease financing obligations), determined in accordance with GAAP.

“Interest Options” means the Base Rate and each Eurodollar Rate, and “Interest Option” means any of them.

“Interest Payment Dates” means (a) for Base Rate Borrowings, the last day of the first full fiscal quarter ending after the Effective Date and the last day of each fiscal quarter thereafter prior to the Revolving Loan Maturity Date or the Term Loan Maturity Date, as the case may be, and the Revolving Loan Maturity Date or the Term Loan Maturity Date, as the case may be; and (b) for LIBOR Borrowings, the end of the applicable Interest Period (and if such Interest Period exceeds three months’ duration, quarterly, commencing on the first quarterly anniversary of the first day of such Interest Period) and the Revolving Loan Maturity Date or the Term Loan Maturity Date, as the case may be.

“Interest Period” means, for each LIBOR Borrowing, a period commencing on the date such LIBOR Borrowing began and ending on the numerically corresponding day which is, subject to availability as set forth in Section 3.3(c)(iii), 1, 2, 3, or 6 (and, if available from all applicable Lenders, 9 or 12) months thereafter, as Borrower shall elect in accordance herewith; provided, (a) unless Agent shall otherwise consent, no Interest Period with respect to a LIBOR Borrowing shall commence on a date earlier than three (3) Business Days after this Agreement shall have been fully executed; (b) any Interest Period with respect to a LIBOR Borrowing which would otherwise end on a day which is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day, unless such LIBOR Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day; (c) any Interest Period with respect to a LIBOR Borrowing which begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of the appropriate calendar month; (d) no Interest Period for a Revolving Loan shall ever extend beyond the Revolving Loan Maturity Date and no Interest Period for a Term Loan shall ever extend beyond the Term Loan Maturity Date, and (e) Interest Periods shall be selected by Borrower in such a manner that the Interest Period with respect to any portion of the Loans which shall become due shall not extend beyond such due date.

“Interest Rate Risk Agreement” means an interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar arrangement entered into by Borrower for the purpose of reducing Borrower’s exposure to interest rate fluctuations and not for speculative purposes, approved in writing by Agent (such approval not to be unreasonably withheld), as it may from time to time be amended, modified, restated or supplemented.

“Interest Rate Risk Indebtedness” means all obligations and Indebtedness of Borrower with respect to the program for the hedging of interest rate risk provided for in any Interest Rate Risk Agreement.

“Investment” means the purchase or other acquisition of any securities or Indebtedness of, or the making of any loan, advance, transfer of Property (other than transfers in the ordinary course of business) or capital contribution to, or the incurring of any liability (other than trade accounts payable arising in the ordinary course of business), contingently or otherwise, in respect of the Indebtedness of, any Person.

“Issuer” means the issuer (or, where applicable, each issuer) of a Letter of Credit under this Agreement (including, without limitation, the issuer of any Existing Letter of Credit).

“Key Agreements” means the Franchise Agreements, the Lease Agreements, any document or paper evidencing, securing or otherwise relating to any Subordinated Indebtedness, the Underlying Lease Agreements and the Purchase Agreements.

“Lease Agreements” means all of the lease agreements to which Borrower or any of its Subsidiaries is a party as lessee or tenant, as any of the same may from time to time be amended, modified, supplemented or restated.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, or regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, whether presently existing or arising in the future.

“Letter of Credit” shall have the meaning assigned to such term in Section 2.2 hereof.

“Letter of Credit Liabilities” means, at any time and in respect of any Letter of Credit, the sum of (a) the amount available for drawings under such Letter of Credit plus (b) the aggregate unpaid amount of all Reimbursement Obligations at the time due and payable in respect of previous drawings made under such Letter of Credit.

“LIBOR” means, for each Interest Period for any LIBOR Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) equal to the average of the offered quotations appearing on Telerate Page 3750 (or if such Telerate Page shall not be available, any successor or similar service as may be selected by Agent and Borrower) as of 11:00 a.m., Charlotte, North Carolina time (or as soon thereafter as practicable) on the day two LIBOR Business Days prior to the first day of such Interest Period for deposits in United States dollars having a term comparable to such Interest Period and in an amount comparable to the principal amount of the LIBOR Borrowing to which such Interest Period relates. If none of such Telerate Page 3750 nor any successor or similar service is available, then “LIBOR” shall mean, with respect to any Interest Period for any applicable LIBOR Borrowing, the rate of interest per annum, rounded upwards, if necessary, to the nearest 1/16th of 1%, quoted by Agent at or before 11:00 a.m., Charlotte, North Carolina time (or as soon thereafter as practicable), on the date two LIBOR Business Days before the first day of such Interest Period, to be the arithmetic average of the prevailing rates per annum at the time of determination and in accordance with the then existing practice in the applicable market, for the offering to Agent by one or more prime banks selected by Agent in its sole discretion, in the London interbank market, of deposits in United States dollars for delivery on the first day of such Interest Period and having a maturity equal to the length of such Interest Period and in an amount equal (or as nearly equal as may be) to the LIBOR Borrowing to which such Interest Period relates. Each determination by Agent of LIBOR shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.

“LIBOR Borrowing” means each portion of the principal balance of the Loans at any time bearing interest at a Eurodollar Rate.

“LIBOR Business Day” means a Business Day on which transactions in United States dollar deposits between lenders may be carried on in the London interbank market.

“Lien” means any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions and other title exceptions.

“Loans” means the loans provided for by Section 2.1 hereof.

“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranties, all Applications, the Security Documents, all instruments, certificates and agreements now or hereafter executed or delivered by any Obligor to Agent or any Lender pursuant to any of the foregoing or in connection with the Obligations (excluding any Interest Rate Risk Agreement) or any commitment regarding the Obligations, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

“Maintenance Capital Expenditures” means, for any period, $20,000 multiplied by the number of restaurants which, as of the first day of such period, had been operated by the Borrower (or the other applicable Obligor) for a period in excess of one year.

“Majority Lenders” means, at any time while no Loans are outstanding, Lenders having at least 50.1% of the aggregate amount of Revolving Loan Commitments, and at any time while Loans are outstanding, Lenders having at least 50.1% of the aggregate amount of Term Loans outstanding plus Revolving Loan Commitments outstanding; provided that if all Revolving Loan Commitments have terminated, the Majority Lenders shall be Lenders having at least 50.1% of the aggregate amount of all Loans outstanding.

“Margin Percentage” means, initially, 0.000% with respect to Base Rate Borrowings and 1.250% with respect to LIBOR Borrowings; provided that the Margin Percentage shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the receipt by the Agent of the Compliance Certificate and financial statements for the most recently ended fiscal quarter of the Borrower (commencing with the first full fiscal quarter after the Effective Date) and shall equal the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Senior Leverage Ratio as of the last day of the most recently ended fiscal quarter of Borrower calculated by Agent as soon as practicable after receipt by Agent of all financial reports required under this Agreement with respect to such fiscal quarter (including a Compliance Certificate) (provided, however, that if the Margin Percentage is increased as a result of the reported Senior Leverage Ratio, such increase shall be retroactive to the date that Borrower was obligated to deliver such financial reports to Agent pursuant to the terms of this Agreement; and provided further, however, that if the Margin Percentage is decreased as a result of the reported Senior Leverage Ratio, and such financial reports are delivered to Agent not more than ten (10) calendar days after the date required to be delivered pursuant to the terms of this Agreement, such decrease shall be retroactive to the date that Borrower was obligated to deliver such financial reports to Agent pursuant to the terms of this Agreement):

Senior Leverage Ratio	LIBOR Borrowings Margin Percentage	Base Rate Borrowings Margin Percentage	Commitment Fee Percentage
Greater than or equal to 2.50 to 1.00	1.500	0.250	0.375
Greater than or equal to 1.50 to 1.00 but less than 2.50 to 1.00	1.250	0.000	0.250
Less than 1.50 to 1.00	1.000	0.000	0.200

Notwithstanding the foregoing to the contrary, (a) if the Borrower fails to provide the Compliance Certificate as required by Section 7.2 for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Margin Percentage shall be equal to the highest Margin Percentage until such time as an appropriate Compliance Certificate is provided, at which time the Margin Percentage shall be determined by reference to the Senior Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date and (b) in the event that any financial statement or Compliance Certificate delivered pursuant to Section 7.2 is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, or (ii) the Revolving Loan Commitments are in effect, or (iii) any Loan or Letter of Credit is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Margin Percentage for any period (an “Applicable Period”) than the Margin Percentage applied for such Applicable Period, then (A) the Borrower shall immediately deliver to the Agent a correct Compliance Certificate for such Applicable Period, (B) the Margin Percentage shall be determined as if the highest Margin Percentage were applicable for such Applicable Period, and (C) the Borrower shall immediately pay to the Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Agent in accordance with Sections 4.1 and 4.2. Nothing in this paragraph shall limit the rights of the Agent and Lenders with respect to Section 3.3(f) and Section 9.

“Maximum Revolving Loan Available Amount” means, at any date, an amount equal to the aggregate of the Revolving Loan Commitments (which amount shall not exceed $65,000,000).

“Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out of pocket expenses paid by the Borrower or any Subsidiary to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than the

Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower).

“Non-Recourse Debt” means Debt or that portion of Debt of a Subsidiary of Borrower as to which (a) neither Borrower nor any Subsidiary of Borrower (other than a Non-Recourse Subsidiary) provides credit support or is directly or indirectly liable and (b) no default with respect to such Debt (including any rights which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of Borrower or any other Subsidiary of Borrower to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Non-Recourse Subsidiary” means a Subsidiary of Borrower which (a) has no Borrowed Money Indebtedness other than Non-Recourse Debt and (b) has been designated as a Non-Recourse Subsidiary by the Board of Directors of Borrower and (c) is engaged in the business of providing food services and (d) is not an Obligor. Concurrently with the financial statements required under Subsections 7.2(a) and (b) hereof, Borrower shall identify all then current Non-Recourse Subsidiaries in a written notice to Agent.

“Notes” shall have the meaning assigned to such term in Section 2.6 hereof.

“Notice of Account Designation” shall have the meaning assigned to such term in Section 3.1 hereof.

“Obligations” means, as at any date of determination thereof, the sum of the following: (a) the aggregate principal amount of Loans outstanding hereunder on such date, plus (b) the aggregate amount of the outstanding Letter of Credit Liabilities hereunder on such date, plus (c) all other outstanding liabilities, obligations and indebtedness of any Obligor under any Loan Document on such date, plus (d) all existing or future payment and other obligations owing by the Borrower under any Interest Rate Risk Agreement (which such Interest Rate Risk Agreement is permitted hereunder) with any Person that is a Lender or an Affiliate of a Lender at the time such Interest Rate Risk Agreement is executed (such Obligations under this clause (d) are hereinafter referred to as “Hedging Obligations”).

“Obligors” means Borrower, Carrols Restaurant Group and each Subsidiary of the Borrower other than Subsidiaries which are not parties to any Guaranty or Security Agreement.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a limited liability company, the certificate of formation and operating agreement or similar document of such limited liability company; with respect to a partnership, the partnership agreement establishing such partnership and with respect to a trust, the instrument establishing such trust; in each case including any and all modifications thereof as of the date of the Loan Document referring to such Organizational Document and any and all future modifications thereof.

“Other Designated Expenses” means, for any period, (a) consolidated impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles” and Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets,” or any successor pronouncements, (b) amortization associated with the excess of purchase price over the value allocated to tangible property or assets acquired by the Borrower or its consolidated Subsidiaries, and (c) any non-recurring cash fees, charges or other expenses made or incurred in connection with (i) the credit facilities under this Agreement or (ii) the initial public offering by Carrols Restaurant Group completed on December 20, 2006.

“Participant” has the meaning assigned thereto in Section 11.6.

“Past Due Rate” means, on any day, a rate per annum equal to the lesser of (a) the Ceiling Rate for that day or (b) the Base Rate plus two percent (2%).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Bond Repurchases” means the repurchase of Senior Subordinated Notes in an aggregate amount not to exceed $30,000,000 so long as (a) no Default or Event of Default shall have occurred and be continuing (or would result from the closing of the applicable repurchase) and Agent shall have received adequate information relating to the applicable repurchase to provide confirmation of this condition, (b) the notes are repurchased at a price less than or equal to par and (c) after giving effect to the proposed repurchase, the Senior Leverage Ratio would be less than 2.50 to 1.00 and Agent shall have received adequate information relating to the applicable repurchase to provide confirmation of this condition.

“Permitted Dividends” means dividends or distributions by a Subsidiary of Borrower to Borrower or to another Subsidiary of Borrower which is an Obligor and, so long as no Default shall have occurred and be continuing (or would result from the payment of the applicable dividend), (a) dividends by Borrower to Carrols Restaurant Group for the sole purpose of funding stock repurchases described in clause (d) and (h) of the definition of “Permitted Investments” set forth in this Section 1.1 and (b) in any fiscal year, after the calculation and payment of the required prepayment provided for in Section 3.2(b)(2), based on the preceding fiscal year’s Excess Cash Flow, an amount not exceeding the lesser of (x) 50% of such preceding fiscal year’s Excess Cash Flow which may be distributed to Carrols Restaurant Group or (y) the maximum amount permitted to be distributed at such time under the present terms of the documents evidencing the Subordinated Indebtedness under the Senior Subordinated Notes. Notwithstanding anything to the contrary set forth herein, the aggregate of Permitted Dividends of the nature described in clause (b) of this definition and Investments of the nature described in clause (e) of the definition of “Permitted Investments” paid or made, as the case may be, by Borrower and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) during any fiscal year may not exceed 50% of the preceding fiscal year’s Excess Cash Flow.

“Permitted Holders” means BIB Holdings (Bermuda) Ltd., Madison Dearborn Capital Partners, L.P., Madison Dearborn Capital Partners II, L.P., any member of executive management (vice president or more senior) of Carrols Restaurant Group or Borrower as of the Effective Date and/or one or more of their respective Affiliates.

“Permitted Investments” means: (a) readily marketable securities issued or fully guaranteed by the United States of America with maturities of not more than one year; (b) commercial paper rated “Prime 1” by Moody’s Investors Service, Inc. or “A-1” by Standard and Poor’s Ratings Services with maturities of not more than 180 days; (c) certificates of deposit or repurchase obligations issued by any U.S. domestic bank having capital surplus of at least $100,000,000 or by any other financial institution acceptable to Agent, all of the foregoing having a maturity of not more than one year from the date of issuance thereof; (d) so long as no Default shall have occurred and be continuing (or would result from the closing of the applicable repurchase), repurchases of stock of Carrols Restaurant Group (including rights, options or warrants to acquire such stock) from employees of Carrols Restaurant Group or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $2,000,000 in any fiscal year; provided, however, that amounts not expended in any fiscal year may be expended in succeeding fiscal years so long as no more than $6,000,000 is so expended in any fiscal year; (e) Investments in Non-Recourse Subsidiaries or in entities in which Borrower’s ownership interest is less than 50% and which are engaged in the food services business so long as such Investments do not exceed, in the aggregate after the first day of the fiscal quarter which begins subsequent to the Effective Date to the end of the most recent fiscal quarter ending prior to the relevant date of determination, the lesser of (i) $25,000,000 or (ii) 50% of the sum of cumulative net income of Borrower and its Subsidiaries (other than Non-Recourse Subsidiaries) for such period, on a consolidated basis and determined in accordance with GAAP plus, to the extent deducted in cumulative net income, Other Designated Expenses, (f) Permitted Bond Repurchases, (g) Investments by Borrower or any of its Subsidiaries in Borrower or any of its Subsidiaries, including Investments in Persons which after giving effect thereto will become a wholly-owned Subsidiary of Borrower (subject to compliance with the other provisions of this Agreement) so long as (i) any Borrowed Money Indebtedness of any Obligor to any other Obligor shall be subordinated to the Obligations in a manner reasonably acceptable to Agent and (ii) any Investments by an Obligor pursuant to this clause (g) shall be made in another Obligor and (h) Permitted Repurchases in an aggregate amount not to exceed the lesser of (i) 50% of the Net Proceeds of the applicable Specified Asset Sale and (ii) the maximum amount of stock of Carrols Restaurant Group that is permitted to be repurchased at such time under the present terms of the documents evidencing the Subordinated Indebtedness under the Senior Subordinated Notes. Notwithstanding anything to the contrary set forth herein, the aggregate of Permitted Dividends of the nature described in clause (b) of the definition of “Permitted Dividends” and Investments of the nature described in clause (e) of this definition paid or made, as the case may be, by Borrower and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) during any fiscal year may not exceed 50% of the preceding fiscal year’s Excess Cash Flow.

“Permitted Liens” means each of the following: (a) artisans’ or mechanics’ Liens arising in the ordinary course of business, and Liens for taxes, but only to the extent that payment thereof shall not at the time be due or if due, the payment thereof is being diligently contested in good faith and adequate reserves computed in accordance with GAAP have been set aside therefor; (b) Liens in effect on the Effective Date and disclosed to the Lenders in the financial statements delivered on or prior to the Effective Date pursuant to Section 6.2 hereof and in a schedule hereto, provided that neither the Borrowed Money Indebtedness secured thereby nor the Property covered thereby shall increase after the Effective Date without the prior written consent of the Majority Lenders; (c) normal encumbrances and restrictions on title which do not secure Borrowed Money Indebtedness and which do not have a material adverse effect on the value or utility of the applicable Property; (d) Liens in favor of Agent or any Lender or Affiliate thereof under the Loan Documents and Liens securing Interest Rate Risk Indebtedness entered into with a Person that was a Lender or an Affiliate of a Lender at the time such Interest Rate Risk Indebtedness is entered into (but not to any Person which is not, at such time, a Lender or an Affiliate of a Lender); (e) Liens incurred or deposits made in the ordinary course of business (i) in connection with worker’s compensation, unemployment insurance, social security and other like laws, or (ii) to secure insurance in the ordinary course of business, the performance of bids, tenders, contracts, leases, licenses, statutory obligations, surety, appeal and performance bonds and other similar obligations incurred in the ordinary course of business, not, in any of the cases specified in this clause (ii), incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of Property; (f) attachments, judgments and other similar Liens arising in connection with court proceedings, provided that the execution and enforcement of such Liens are effectively stayed and the claims secured thereby are being actively contested in good faith with adequate reserves made therefor in accordance with GAAP; (g) Liens imposed by law, including, without limitation, landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained in accordance with GAAP; (h) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, and restrictions on the use of Property, and which do not in any case singly or in the aggregate (i) materially impair the present use or value of the Properties of the Obligors, taken as a whole or (ii) materially interfere with the ordinary conduct of the business of any Obligor; (i) Liens securing purchase money Indebtedness permitted under Section 8.1 hereof and covering the Property so purchased; (j) capital leases and sale/leaseback transactions permitted under the other provisions of this Agreement; (k) Liens in favor of unaffiliated third parties securing purchase money or acquisition and/or development Indebtedness (or Indebtedness incurred to refinance acquisition and/or development costs of a restaurant so long as the proceeds of such refinancing are included in the calculation of Excess Cash Flow for the applicable period) permitted under Section 8.1(e) hereof incurred after the Effective Date and covering assets of restaurants acquired or developed by the Borrower or its Subsidiaries after the Effective Date, provided, however, that (i) the Liens securing such Indebtedness may not cover any Property other than the Property being acquired or developed and (ii) such Indebtedness may not exceed 100% of the fair market value of the property and equipment acquired or developed at the time of acquisition or development; (l) pre-existing Liens securing pre-existing Borrowed Money Indebtedness permitted under Section 8.1(e) hereof covering Property of Subsidiaries or businesses acquired after the Effective Date (provided, however, that no such Liens were created and no such Borrowed Money Indebtedness was incurred at the instigation of Borrower in contemplation of the acquisition of such Subsidiary), and (m) extensions, renewals and replacements of Liens referred to in clauses (a) through (l) of this definition; provided that any such extension, renewal or replacement Lien shall be limited to the Property or assets covered by the Lien extended, renewed or replaced and that the Borrowed Money Indebtedness secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the Indebtedness secured by the Lien extended, renewed or replaced.

“Permitted Repurchase” means the repurchase of the equity interests of Carrols Restaurant Group that is funded with the Net Proceeds of a Specified Asset Sale that are not used to prepay the Term Loans pursuant Section 3.2(b)(1) of this Agreement.

“Person” means any individual, Corporation, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by Borrower or any member of the Controlled Group for employees of Borrower or any member of the Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Pollo Subsidiaries” means Pollo Franchise, Inc., a Florida corporation, and Pollo Operations, Inc., a Florida corporation.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction or a Specified Asset Sale) of any property or asset of the Borrower or any of its Subsidiaries, other than (x) sales of Inventory, used or surplus equipment and Permitted Investments in the ordinary course of business, (y) sales, transfers and dispositions by the Borrower to any of its Subsidiaries or made by any Subsidiary of the Borrower to the Borrower or to any other Subsidiary of the Borrower (provided that any such sales, transfers or dispositions involving a Subsidiary that is not a party to a Guaranty shall be made in compliance with Section 8.7), and (z) other sales by the Borrower or any of its Subsidiaries (other than Excluded Entities) which do not exceed, in the aggregate, $5,000,000 in any fiscal year; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any of its Subsidiaries, but only to the extent that the Net Proceeds therefrom have not been applied to repair, restore or replace such property or asset within 270 days after such event; or

(c) the issuance of any Borrowed Money Indebtedness after closing by Borrower or any of its Subsidiaries (other than Excluded Entities).

“Prime Rate” means, on any day, the prime rate for that day as determined from time to time by Wachovia. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate or a favored rate, and Wachovia, Agent and each Lender disclaims any statement, representation or warranty to the contrary. Wachovia, Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means the principal office of Agent, presently located at the address set forth on Schedule 1.1 hereto.

“Proper Form” means in form and substance reasonably satisfactory to Agent.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Purchase Agreements” means, collectively, each purchase agreement heretofore or hereafter entered into by Borrower or any other Obligor providing for the acquisition of Burger King or other restaurants (or any merger agreement providing for the acquisition of the Equity Interests in and to a Person owning any such Burger King or other restaurants), as any of the same may from time to time be amended, modified, restated or supplemented.

“Quarterly Dates” means the last day of each fiscal quarter, provided that if any such date is not a Business Day, then the relevant Quarterly Date shall be the next succeeding Business Day.

“Quarterly Financial Statements” means the quarterly financial statements of a Person, which statements shall include a balance sheet as of the end of such fiscal quarter and an income statement and a statement of cash flows for such fiscal quarter and for the fiscal year to date, subject to normal year-end adjustments, all setting forth in comparative form the corresponding figures as of the end of and for the corresponding fiscal quarter of the preceding year, prepared in accordance with GAAP in all material respects except that such statements are condensed and exclude detailed footnote disclosures and certified by the chief financial officer or other authorized officer of such Person as fairly presenting, in all material respects, the financial condition of such person as of such date.

“Rate Designation Date” means that Business Day which is (a) in the case of Base Rate Borrowings, 11:00 a.m., Charlotte, North Carolina time, on the date of such borrowing and (b) in the case of LIBOR Borrowings, 11:00 a.m., Charlotte, North Carolina time, on the date three (3) LIBOR Business Days preceding the first day of any proposed Interest Period.

“Rate Designation Notice” means a written notice substantially in the form of Exhibit B.

“Refinancing” shall have the meaning assigned to such term in Section 2.7(a) hereof.

“Register” shall have the meaning assigned to such term in Section 11.6 hereof.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and includes any successor or other regulation relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulatory Change” means with respect to any Lender, any change on or after the date of this Agreement in any Legal Requirement (including, without limitation, Regulation D) or the adoption or making on or after such date of any interpretation, directive or request applying to a class of lenders including such Lender under any Legal Requirements (whether or not having the force of law) by any Governmental Authority.

“Reimbursement Obligations” means, as at any date, the obligations of Borrower then outstanding, or which may thereafter arise, in respect of Letters of Credit under this Agreement, to reimburse the applicable Issuer for the amount paid by such Issuer in respect of any drawing under such Letters of Credit, which obligations shall at all times be payable in Dollars notwithstanding any such Letter of Credit being payable in a currency other than Dollars.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Request for Extension of Credit” means a request for extension of credit duly executed by the chief executive officer, president, chief financial officer or treasurer of Borrower, appropriately completed and substantially in the form of Exhibit A attached hereto.

“Requirements of Environmental Law” means all requirements imposed by any law (including for example and without limitation The Resource Conservation and Recovery Act and The Comprehensive Environmental Response, Compensation, and Liability Act), rule, regulation, or order of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority in effect at the applicable time which relate to (a) noise; (b) pollution, protection or clean-up of the air, surface water, ground water or land; (c) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation; (d) exposure to Hazardous Substances; (e) the safety or health of employees or (f) regulation of the manufacture, processing, distribution in commerce, use, discharge or storage of Hazardous Substances.

“Restricted Indebtedness” means Borrowed Money Indebtedness of the Borrower or any of its Subsidiaries, the payment, prepayment, redemption, repurchase or defeasance of which is restricted under Section 8 hereof.

“Revolving Loan” means a Loan made pursuant to Section 2.1(a) hereof.

“Revolving Loan Availability Period” means, for each Revolving Loan Lender, the period from and including the Effective Date to (but not including) the Revolving Loan Termination Date.

“Revolving Loan Commitment” means, as to any Revolving Loan Lender, the obligation, if any, of such Revolving Loan Lender to make Revolving Loans and incur or participate in Letter of Credit Liabilities and Swing Loans in an aggregate principal amount at any one time outstanding up to (but not exceeding) the amount, if any, set forth opposite such Revolving Loan Lender’s name on the Register, or otherwise provided for in an Assignment and Assumption Agreement (as the same may be reduced from time to time pursuant to Section 2.3 hereof).

“Revolving Loan Commitment Percentage” means, as to any Revolving Loan Lender, the percentage equivalent of a fraction the numerator of which is the amount of such Lender’s Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, such Lender’s outstanding Revolving Loans) and the denominator of which is the aggregate of the Revolving Loan Commitments of all Lenders (or if the Revolving Loan Commitments have terminated, the aggregate amount of all Revolving Loans).

“Revolving Loan Lender” means each Lender with (a) prior to the Revolving Loan Termination Date, a Revolving Loan Commitment and (b) on and after the Revolving Loan Termination Date, any outstanding Revolving Loan Obligations.

“Revolving Loan Maturity Date” means the maturity date of the Revolving Notes, March 9, 2012.

“Revolving Loan Obligations” means, as at any date of determination thereof, the sum of the following (determined without duplication): (a) the aggregate principal amount of Revolving Loans and Swing Loans outstanding hereunder plus (b) the aggregate amount of the Letter of Credit Liabilities hereunder.

“Revolving Loan Termination Date” means the earlier of (a) the Revolving Loan Maturity Date, (b) the date of termination in full of the Revolving Loan Commitment by the Borrower in accordance with Section 2.3 hereof or (c) the date specified by Agent in accordance with Section 9.1 hereof.

“Revolving Notes” means the Notes of Borrower evidencing the Revolving Loans, in the form of Exhibit D hereto.

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/ enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“Security Agreements” means security agreements, each in Proper Form, executed or to be executed by Borrower (or any other applicable Subsidiary of Borrower or other applicable Person) in favor of Agent covering all of the issued and outstanding equity interests in and to Borrower and each Subsidiary of Borrower (other than Excluded Entities and Non-Recourse Subsidiaries).

“Security Documents” means, collectively, the Security Agreements and any and all other security documents now or hereafter executed and delivered by any Obligor to secure all or any part of the Obligations, as any of them may from time to time be amended, modified, restated or supplemented.

“Senior Leverage Ratio” means, as of any day, the ratio of (a) Debt (other than Subordinated Indebtedness and standby letters of credit issued in support of insurance coverage in an aggregate amount not exceeding $15,000,000) of Borrower and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) as of such date to (b) EBITDA of Borrower and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) for the 12 months ending on, or immediately prior to, such date; provided however, that for purposes of this ratio only, so long as Borrower shall have delivered to Agent financial information in Proper Form regarding the Property acquired which discloses the prior operating results of such Property, the pro forma effect of any acquisition by Borrower or any of its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) of any Property or business, and of any new restaurant opened, during such 12-month period shall be included in EBITDA of Borrower and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) for such period as if such acquisition or opening of a new restaurant, as the case may be, occurred on the first day of such period. Borrower agrees that, in calculating the Senior Leverage Ratio, the leases executed in connection with any sale/leaseback transaction which provides for a sales price equal to or greater than $20,000,000 shall be treated as if they had been in effect for the entire calculation period.

“Senior Subordinated Notes” means Senior Subordinated Notes due 2013 in the aggregate principal amount of $180,000,000 issued by Borrower (without amendment except as agreed to in writing by the Majority Lenders or as otherwise permitted under Section 8.15 hereof).

“Significant Transaction” means any sale, transfer or other disposition, in one transaction or a series of related transactions, of any equity interests issued by any Subsidiary (other than an Excluded Entity).

“Solvent” means, as to Carrols Restaurant Group and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Specified Asset Sales” means the sale by the Borrower of Property consisting of Burger King restaurant units in up to ten (10) separate sales; provided that an aggregate amount of gross proceeds from all such sales shall not exceed $50,000,000 during the term of this Agreement; provided further that with respect to each such sale:

(a) the Borrower and its Subsidiaries shall have provided to the Agent a Compliance Certificate prior to the consummation of such sale evidencing that, after giving pro forma effect to such sale, any related Permitted Repurchase and any prepayment of the Term Loan pursuant to Section 3.2(b)(1)(B):

(i) each of the Senior Leverage Ratio and Total Leverage Ratio is at least 0.25 below the applicable ratio set forth in clause (a) or (b) (as applicable) of Section 7.3; and

(ii) the Borrower and its Subsidiaries will be in compliance with the other financial covenant set forth in Section 7.3;

(b) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such sale, any related Permitted Repurchase and any prepayment of the Term Loan pursuant to Section 3.2(b)(1)(B);

(c) such sale shall be permitted by the terms of the documents evidencing the Subordinated Indebtedness under the Senior Subordinated Notes; and

(d) the Borrower shall apply the Net Proceeds of such sale to the prepayment of the Term Loan pursuant to Section 3.2(b)(1) of this Agreement.

“Stated Rate” means the effective weighted per annum rate of interest applicable to the Loans; provided, that if on any day such rate shall exceed the Ceiling Rate for that day, the Stated Rate shall be fixed at the Ceiling Rate on that day and on each day thereafter until the total amount of interest accrued at the Stated Rate on the unpaid principal balances of the Loans plus the Additional Interest equals the total amount of interest which would have accrued if there had been no Ceiling Rate. If the Loans mature (or are prepaid) before such equality is achieved, then, in addition to the unpaid principal and accrued interest then owing pursuant to the other provisions of the Loan Documents, Borrower promises to pay on demand to the order of each applicable Lender interest in an amount equal to the excess (if any) of (a) the lesser of (i) the total interest which would have accrued on such Loan if the Stated Rate had been defined as equal to the Ceiling Rate from time to time in effect and (ii) the total interest which would have accrued on such Loan if the Stated Rate were not so prohibited from exceeding the Ceiling Rate, over (b) the total interest actually accrued on such Loan to such maturity (or prepayment) date. Without notice to Borrower or any other Person, the Stated Rate shall automatically fluctuate upward and downward in accordance with the provisions of this definition.

“Subordinated Indebtedness” means all Indebtedness of Borrower and its Subsidiaries which has been subordinated on terms and conditions satisfactory to the Majority Lenders, in their sole discretion, to the Obligations, whether now existing or hereafter incurred. Indebtedness shall not be considered as “Subordinated Indebtedness” unless and until Agent shall have received copies of the documentation evidencing or relating to such Indebtedness together with a subordination agreement, in Proper Form, duly executed by the holder or holders of such Indebtedness and evidencing the terms and conditions of subordination required by the Majority Lenders. The term “Subordinated Indebtedness” shall include Indebtedness under the Senior Subordinated Notes and any Indebtedness issued in exchange therefor which is governed by subordination provisions substantially identical to those governing the Senior Subordinated Notes.

“Subsidiary” means, as to a particular parent Corporation, any Corporation of which more than 50% of the indicia of equity rights (whether outstanding capital stock or otherwise) is at the time directly or indirectly owned by, such parent Corporation.

“Swing Loan” shall mean a Loan made pursuant to Section 2.1(c) hereof.

“Swing Loan Availability Period” shall mean the period from and including the Effective Date to (but not including) the Revolving Loan Termination Date.

“Swing Loan Lender” means Wachovia, in its capacity as the Swing Loan Lender hereunder.

“Swing Note” shall mean that certain promissory note dated as of the Effective Date herewith in the original principal amount of $5,000,000 executed by Borrower payable to the order of the Swing Loan Lender.

“Synthetic Purchase Agreement” means any swap, derivative or other agreement or combination of agreements pursuant to which Borrower or a Subsidiary of Borrower is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than Borrower or a Subsidiary of Borrower of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or any Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of Borrower or Subsidiaries of Borrower (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taco Cabana Subsidiaries” means Taco Cabana, Inc., a Delaware corporation, TP Acquisition Corp., a Texas corporation, Get Real, Inc., a Delaware corporation, Texas Taco Cabana, L.P., a Texas limited partnership, T.C. Management, Inc., a Delaware corporation, T.C. Lease Holdings III, V and VI, Inc., a Texas corporation, Colorado Cabana, Inc., a Colorado corporation, Taco Cabana Atlanta, Inc., a Delaware corporation, TC Bevco LLC, a Texas limited liability company, Cabana Bevco LLC, a Texas limited liability company, Cabana Beverages, Inc., a Texas corporation and TPAQ Holding Corporation, a Delaware corporation.

“Taxes” shall have the meaning assigned to such term in Section 4.1(d).

“Term Loan” means a Loan made pursuant to Section 2.1(b) hereof in an aggregate principal amount not to exceed $120,000,000.

“Term Loan Lender” means each Lender with any outstanding Term Loans.

“Term Loan Maturity Date” means March 9, 2013; provided that, if the Senior Subordinated Notes have not been refinanced on or prior to June 30, 2012 on terms and conditions satisfactory to Agent (such terms to include, without limitation, a maturity date at least six (6) months after the Term Loan Maturity Date), the Term Loan Maturity Date shall be September 30, 2012.

“Term Notes” means the Notes of Borrower evidencing the Term Loans, in the form of Exhibit C hereto.

“Total Leverage Ratio” means, as of any day, the ratio of (a) Debt (other than standby letters of credit issued in support of insurance coverage in an aggregate amount not exceeding $15,000,000) of Borrower and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) as of such date to (b) EBITDA of Borrower and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) for the 12 months ending on, or immediately prior to, such date; provided however, that for purposes of this ratio only, so long as Borrower shall have delivered to Agent financial information in Proper Form regarding the Property acquired which discloses the prior operating results of such Property, the pro forma effect of any acquisition by Borrower or any of its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) of any

Property or business, and of any new restaurant opened, during such 12-month period shall be included in EBITDA of Borrower and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) for such period as if such acquisition or opening of a new restaurant, as the case may be, occurred on the first day of such period. Borrower agrees that, in calculating the Total Leverage Ratio, the leases executed in connection with any sale/leaseback transaction which provides for a sales price equal to or greater than $20,000,000 shall be treated as if they had been in effect for the entire calculation period.

“Underlying Lease Agreements” means any and all lease agreements (other than the Lease Agreements) now or hereafter affecting any of the Property covered by any of the Lease Agreements and which is superior to the applicable Lease Agreement, as any of the same may from time to time be amended, modified, supplemented or restated.

“Unfunded Liabilities” means, with respect to any Plan, at any time, the amount (if any) by which (a) the present value of all benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent actuarial valuation report for such Plan, but only to the extent that such excess represents a potential liability of any member of the Controlled Group to the PBGC or a Plan under Title IV of ERISA. With respect to multi-employer Plans, the term “Unfunded Liabilities” shall also include contingent liability for withdrawal liability under Section 4201 of ERISA to all multi-employer Plans to which Borrower or any member of a Controlled Group for employees of Borrower contributes in the event of complete withdrawal from such plans.

“Wachovia” means, Wachovia Bank, National Association, a national banking association and its successors.

1.2 Miscellaneous. The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The term “annualized” as used herein shall mean the multiplication of the applicable amount for any given period by a fraction, the numerator of which is 365 and the denominator of which is the number of days elapsed in such period.

1.3 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, and (k) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.4 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Legal Requirement shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Legal Requirement.

1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.7 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Application therefor, whether or not such maximum face amount is in effect at such time.

2.	Commitments and Loans.

2.1 Loans. Each Lender severally agrees, subject to all of the terms and conditions of this Agreement (including, without limitation, Sections 5.1 and 5.2 hereof), to make Loans as follows:

(a) Revolving Loans. From time to time on or after the Effective Date and during the applicable Revolving Loan Availability Period, each Revolving Loan Lender shall make loans under this Section 2.1(a) to Borrower in an aggregate principal amount at any one time outstanding (including its Revolving Loan Commitment Percentage of all Swing Loans and all Letter of Credit Liabilities at such time) up to but not exceeding such Lender’s Revolving Loan Commitment Percentage of the Maximum Revolving Loan Available Amount. Subject to the conditions in this Agreement, any such Revolving Loan repaid prior to the Revolving Loan Termination Date may be reborrowed pursuant to the terms of this Agreement; provided, that any and all such Revolving Loans shall be due and payable in full at the end of the Revolving Loan Availability Period. The aggregate of all Revolving Loans to be made by the Lenders in connection with a particular borrowing shall be equal to an integral multiple of $100,000. Notwithstanding the foregoing, the aggregate amount of all Revolving Loans (including, without limitation, all Swing Loans) shall not at any time exceed the Maximum Revolving Loan Available Amount less all Letter of Credit Liabilities.

(b) Term Loans. On the Effective Date, each Term Loan Lender shall make a loan to Borrower in the amount set forth opposite such Term Loan Lender’s name on the Register.

(c) Swing Loans. From time to time on or after the Effective Date and during the Swing Loan Availability Period, provided no Default or Event of Default has occurred which is continuing, the Swing Loan Lender shall make loans under this Section 2.1(c) to Borrower in an aggregate principal amount at any one time outstanding up to but not exceeding $5,000,000. Swing Loans shall constitute “Revolving Loans” for all purposes hereunder, except that until such time as the other Revolving Loan Lenders shall have purchased a participating interest in such Swing Loans as provided for herein, such Swing Loans shall only be considered a utilization of the Revolving Loan Commitment of the Swing Loan Lender (and following such a purchase of a participating interest, the Revolving Loan Commitment of each Lender shall be considered utilized by the amount of such participating interest and the amount of the Swing Loan Lender’s Revolving Loan Commitment considered to be utilized shall be decreased by the aggregate amount of such participating interests). Notwithstanding the foregoing sentence, the aggregate amount of all Revolving Loans (including, without limitation, all Swing Loans) shall not at any time exceed the Maximum Revolving Loan Available Amount less all Letter of Credit Liabilities. Subject to the conditions in this Agreement, any Swing Loan repaid prior to the Revolving Loan Termination Date may be reborrowed pursuant to the terms of this Agreement; provided, that any and all such Swing Loans shall be due and payable in full at the end of the Swing Loan Availability Period. At any time, upon the request of the Swing Loan Lender, each Revolving Loan Lender (other than the Swing Loan Lender) shall, on the first Business Day after such request is made, purchase a participating interest in any one or more Swing Loans made in accordance with the first sentence of this Section 2.1(c) in an amount equal to its Revolving Loan Commitment Percentage of such Swing Loans. Each Revolving Loan Lender will immediately transfer to the Swing Loan Lender, in immediately available funds, the amount of its participation. Whenever, at any time after the Swing Loan Lender has received from any Lender such Lender’s participation in a Swing Loan, the Swing Loan Lender receives payment on account thereof, the Swing Loan Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it. Each Revolving Loan Lender’s obligation to purchase such participating interests shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense of other right which such Lender or any other Person may have against the Swing Loan Lender or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or Event of Default or the termination of any Revolving Loan Commitment; (iii) any adverse change in the condition (financial or otherwise) of any Obligor or any other Lender; (iv) any breach of this Agreement or any other Loan Document by any Obligor or any other Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Swing Loan, once so participated, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Loan. The Borrower shall pay to the Swing Loan Lender on demand the amount of such Swing Loans to the extent amounts received from the Revolving Loan Lenders are not sufficient to repay in full the outstanding Swing Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Agent to charge any account maintained by the Borrower with the Swing Loan Lender (up to the amount available therein) in order to immediately pay the Swing Loan Lender the amount of such Swing Loans to the extent amounts received from the Revolving Loan Lenders are not sufficient to repay in full the outstanding Swing Loans requested or required to be refunded. If any portion of any such amount paid to the Swing Loan Lender shall be recovered by or on behalf of the Borrower from the Swing Loan Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Loan Lenders in accordance with their respective Revolving Loan Commitment Percentages. Each Swing Loan shall be in an amount equal to $100,000 or a multiple thereof.

2.2 Letters of Credit.

(a) Letters of Credit. Subject to the terms and conditions of this Agreement, and on the condition that aggregate Letter of Credit Liabilities shall never exceed $25,000,000, (i) Borrower shall have the right to, in addition to Loans provided for in Section 2.1 hereof, utilize the Revolving Loan Commitments from time to time during the Revolving Loan Availability Period by obtaining the issuance of standby letters of credit denominated in Dollars for the account of Borrower if Borrower shall so request in the notice referred to in Section 2.2(b)(i) hereof (the Existing Letters of Credit and such standby letters of credit as any of them may be amended, supplemented, extended or confirmed from time to time, being herein collectively called the “Letters of Credit”) and (ii) Wachovia agrees to issue such Letters of Credit (other than the Existing Letters of Credit). Upon the date of the issuance of a Letter of Credit (or, in the case of the Existing Letters of Credit, on the Effective Date), the applicable Issuer shall be deemed, without further action by any party hereto, to have sold to each Revolving Loan Lender, and each such Lender shall be deemed, without further action by any party hereto, to have purchased from the applicable Issuer, a participation, to the extent of such Lender’s Revolving Loan Commitment Percentage, in such Letter of Credit and the related Letter of Credit Liabilities, which participation shall terminate on the earlier of the expiration date of such Letter of Credit or the Revolving Loan Termination Date. No Letter of Credit shall have an expiration date later than two (2) years from date of issuance. Any Letter of Credit that shall have an expiration date after the end of the Revolving Loan Availability Period shall be subject to Cover or backed by a standby letter of credit in form and substance, and issued by a Person, acceptable to Agent in its sole discretion. Wachovia or, with the prior approval of Borrower and Agent, another Lender shall be the Issuer of each Letter of Credit (other than the Existing Letters of Credit). Notwithstanding anything contained herein to the contrary, the Borrower agrees that no Existing Letter of Credit shall be renewed and that upon the stated expiry of each Existing Letter of Credit, Wachovia shall (upon the request of the Borrower) issue a Letter of Credit hereunder to replace such Existing Letter of Credit.

(b) Additional Provisions. The following additional provisions shall apply to each Letter of Credit:

(i) Borrower shall give Agent notice requesting each issuance of a Letter of Credit hereunder as provided in Section 4.3 hereof, an Application therefor completed to the reasonable satisfaction of the Issuer and shall furnish such additional information regarding such transaction as Agent or Issuer may reasonably request. Upon receipt of such notice, Agent shall promptly notify the applicable Issuer and each Revolving Loan Lender of the contents thereof and of such Lender’s Revolving Loan Commitment Percentage of the amount of such proposed Letter of Credit.

(ii) No Letter of Credit may be issued if after giving effect thereto the sum of (A) the aggregate outstanding principal amount of Revolving Loans and Swing Loans plus (B) the aggregate Letter of Credit Liabilities would exceed the Maximum Revolving Loan Available Amount. On each day during the period commencing with the issuance of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Revolving Loan Commitment of each Revolving Loan Lender shall be deemed to be utilized for all purposes hereof in an amount equal to such Lender’s Revolving Loan Commitment Percentage of the amount then available for drawings under such Letter of Credit (or any unreimbursed drawings under such Letter of Credit).

(iii) Upon receipt from the beneficiary of any Letter of Credit of any demand for payment thereunder, Agent shall promptly notify the applicable Issuer, Borrower and each Revolving Loan Lender as to the amount to be paid as a result of such demand and the payment date therefor. If at any time prior to the earlier of the expiration date of a Letter of Credit or the Revolving Loan Termination Date any Issuer shall have made a payment to a beneficiary of a Letter of Credit in respect of a drawing under such Letter of Credit, each Revolving Loan Lender will pay to Agent immediately upon demand by such Issuer at any time during the period commencing after such payment until reimbursement thereof in full by Borrower, an amount equal to such Lender’s Revolving Loan Commitment Percentage of such payment, together with interest on such amount for each day from the date of demand for such payment (or, if such demand is made after 1:00 p.m. Charlotte time on such date, from the next succeeding Business Day) to the date of payment by such Lender of such amount at a rate of interest per annum equal to the Federal Funds Rate for such period. To the extent that it is ultimately determined that the Borrower is relieved of its obligation to reimburse the applicable Issuer because of such Issuer’s gross negligence or willful misconduct in determining that documents received under any applicable Letter of Credit comply with the terms thereof, the applicable Issuer shall be obligated to refund to the paying Lenders all amounts paid to such Issuer to reimburse such Issuer for the applicable drawing under such Letter of Credit.

(iv) Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse Agent, on the date on which the Agent notifies Borrower of the date and amount of any payment by any Issuer of any drawing under a Letter of Credit, for the amount paid by any Issuer upon such drawing, without presentment, demand, protest or other formalities of any kind, all of which are hereby waived. Such reimbursement may, subject to satisfaction of the conditions in Sections 5.1 and 5.2 hereof and to the Maximum Revolving Loan Available Amount (after adjustment in the same to reflect the elimination of the corresponding Letter of

Credit Liability), be made by the borrowing of Revolving Loans. Agent will pay to each Revolving Loan Lender such Lender’s Revolving Loan Commitment Percentage of all amounts received from Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Letter of Credit, but only to the extent such Lender has made payment to Agent in respect of such Letter of Credit pursuant to clause (iii) above; provided, that in the event that any such payment received by an Issuer shall be required to be returned by such Issuer, each Revolving Loan Lender shall return to the Issuer the portion thereof previously distributed by such Issuer to it.

(v) Borrower will pay to Agent at the Principal Office for the account of each Revolving Loan Lender a letter of credit participation fee with respect to each Letter of Credit equal to the greater of (x) $500 or (y) an amount equal to the Margin Percentage applicable from time to time with respect to LIBOR Borrowings multiplied by the daily average amount available for drawings under each Letter of Credit (and computed on the basis of the actual number of days elapsed in a year composed of 360 days), in each case for the period from and including the date of issuance of such Letter of Credit to and including the date of expiration or termination thereof, such fee to be due and payable in advance on the date of the issuance thereof. Agent will pay to each Revolving Loan Lender, promptly after receiving any payment in respect of letter of credit fees referred to in this clause (v), an amount equal to the product of such Lender’s Revolving Loan Commitment Percentage times the amount of such fees.

(vi) In addition to the foregoing participation fee, the Borrower shall pay to the Agent, for the account of the applicable Issuer, a fronting fee with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by 0.125% per annum. Such fronting fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Loan Termination Date and thereafter on demand of the Agent.

(vii) In addition to the foregoing fees, the Borrower shall pay or reimburse the applicable Issuer for such normal and customary costs and expenses as are incurred or charged by the applicable Issuer in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

(viii) The issuance by the applicable Issuer of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 5 hereof, be subject to the conditions precedent (A) that such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to the applicable Issuer, and (B) that Borrower shall have executed and delivered such Applications and other instruments and agreements relating to such Letter of Credit as the applicable Issuer shall have reasonably requested and are not inconsistent with the terms of this Agreement. In the event of a conflict between the terms of this Agreement and the terms of any Application, the terms hereof shall control.

(ix) The applicable Issuer will send to the Borrower and each Revolving Loan Lender, immediately upon issuance of any Letter of Credit issued by such Issuer or any amendment thereto, a true and correct copy of such Letter of Credit or amendment.

(c) Indemnification; Release. Borrower hereby indemnifies and holds harmless Agent, each Revolving Loan Lender and each Issuer from and against any and all claims and damages, losses, liabilities, costs or expenses which Agent, such Lender or such Issuer may incur (or which may be claimed against Agent, such Lender or such Issuer by any Person whatsoever), REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES, in connection with the execution and delivery of any Letter of Credit or transfer of or payment or failure to pay under any Letter of Credit; provided that Borrower shall not be required to indemnify any party seeking indemnification for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the party seeking indemnification, or (ii) the failure by the party seeking indemnification to pay under any Letter of Credit after the presentation to it of a request required to be paid under applicable law. Borrower hereby releases, waives and discharges Agent, each Revolving Loan Lender and each Issuer from any claims, causes of action, damages, losses, liabilities, reasonable costs or expenses which may now exist or may hereafter arise, REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES, by reason of or in connection with the failure of any other Revolving Loan Lender to fulfill or comply with its obligations to Agent, such Lender or such Issuer, as the case may be, hereunder (but nothing herein contained shall affect any rights Borrower may have against such defaulting Lender). Nothing in this Section 2.2(c) is intended to limit the obligations of Borrower under any other provision of this Agreement.

(d) Additional Costs in Respect of Letters of Credit. If as a result of any Regulatory Change there shall be imposed, modified or deemed applicable any tax (other than any tax based on or measured by net income), reserve, special deposit or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or participations in such Letters of Credit, and the result shall be to increase the cost to any Revolving Loan Lender of issuing or maintaining any Letter of Credit or any participation therein, or materially reduce any amount receivable by any Revolving Loan Lender hereunder in respect of any Letter of Credit or any participation therein (which increase in cost, or reduction in amount receivable, shall be the result of such Lender’s reasonable allocation of the aggregate of such increases or reductions resulting from such event), then such Lender shall notify Borrower through Agent (which notice shall be accompanied by a statement setting forth in reasonable detail the basis for the determination of the amount due), and within 15 Business Days after demand therefor by such Lender through Agent, Borrower shall pay to such Lender, from time to time as specified by such Lender, such additional amounts as shall be sufficient to compensate such Lender for such increased costs or reductions in amount. Such statement as to such increased costs or reductions in amount incurred by such Lender, submitted by such Lender to Borrower, shall be conclusive as to the amount thereof, absent manifest error, and may be computed using any reasonable averaging and attribution method. Each Lender will notify Borrower through Agent of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this Section as promptly as practicable after any executive officer of such Lender obtains knowledge thereof and determines to request such compensation, and (if so requested by Borrower through Agent) will designate a different lending office of such Lender for the issuance or maintenance of Letters of Credit by such Lender or will take such other action as Borrower may reasonably request if such designation or action is consistent with the internal policy of such Lender and legal and regulatory restrictions, can be undertaken at no additional cost, will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender (provided that such Lender shall have no obligation so to designate a different lending office which is not located in the United States of America).

2.3 Terminations or Reductions of Commitments.

(a) Mandatory. On the Revolving Loan Termination Date, all Revolving Loan Commitments shall be terminated in their entirety.

(b) Optional. Borrower shall have the right to terminate or reduce the unused portion of the Revolving Loan Commitments at any time or from time to time, provided that (i) Borrower shall give notice of each such termination or reduction to Agent as provided in Section 4.3 hereof and (ii) each such partial reduction shall be in an integral multiple of $250,000.

(c) No Reinstatement. No termination or reduction of the Revolving Loan Commitments may be reinstated without the written approval of Agent and the Lenders.

2.4 Commitment and Other Fees.

(a) Borrower shall pay to Agent for the account of each Revolving Loan Lender revolving loan commitment fees for the period from the Effective Date to and including the Revolving Loan Termination Date at a rate per annum initially equal to 0.25% provided that commencing with the Calculation Date applicable to the first full fiscal quarter of the Borrower ending after the Effective Date, the commitment fees shall be determined in accordance with the applicable table set forth in the definition of “Margin Percentage”. Such revolving loan commitment fees shall be computed (on the basis of the actual number of days elapsed in a year composed of 360 days) on each day and shall be based on the excess of (i) the aggregate amount of each Revolving Loan Lender’s Revolving Loan Commitment for such day over (ii) the sum of (A) the aggregate unpaid principal balance of such Lender’s Revolving Loans (excluding any Swing Loans except as specifically provided in Section 2.1(c) hereof) on such day plus (B) the aggregate Letter of Credit Liabilities as to such Lender for such day. Accrued revolving loan commitment fees shall be payable in arrears on the Quarterly Dates prior to the Revolving Loan Termination Date and on the Revolving Loan Termination Date.

(b) The Borrower shall pay to the Arrangers and the Agent, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letter. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

2.5 Several Obligations. The failure of any Lender to make any Loan to be made by it on the date specified therefor or to participate in or co-issue any Letter of Credit shall not relieve any other Lender of its obligation to make its Loan on such date or to participate in or co-issue any Letter of Credit, but neither Agent nor any Lender shall be responsible or liable for the failure of any other Lender to make a Loan to be made by such other Lender or to participate in, or co-issue, any Letter of Credit. Notwithstanding anything contained herein to the contrary, (a) no Lender shall be required to make or maintain Revolving Loans at any time outstanding if as a result the total Revolving Loan Obligations to such Lender shall exceed the lesser of (1) such

Lender’s Revolving Loan Commitment Percentage of all Revolving Loan Obligations and (2) such Lender’s Revolving Loan Commitment Percentage of the Maximum Revolving Loan Available Amount less any outstanding Swing Loans and Letter of Credit Liabilities and (b) if a Revolving Loan Lender fails to make a Revolving Loan as and when required hereunder, then upon each subsequent event which would otherwise result in funds being paid to the defaulting Lender, the amount which would have been paid to the defaulting Lender shall be divided among the non-defaulting Lenders ratably according to their respective shares of the outstanding Revolving Loan Commitment Percentages until the Revolving Loan Obligations of each Revolving Loan Lender (including the defaulting Lender) are equal to such Lender’s Revolving Loan Commitment Percentage of the total Revolving Loan Obligations.

2.6 Evidence of Debt. The Loans made by each Lender and the Revolving Loan Commitments of each Revolving Loan Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Agent in the ordinary course of business. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower, the interest and payments thereon and any Revolving Loan Commitments. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Any Lender may request in a writing submitted to the Agent that Term Loans or Revolving Loans made by such Lender be evidenced by a promissory note, and in such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender substantially in the form attached hereto as Exhibit C or Exhibit D, as applicable. The promissory notes described in this Section are each, together with all renewals, extensions, modifications and replacements thereof and substitutions therefor, called a “Note” and collectively called the “Notes”. Each Lender is hereby authorized by Borrower to endorse on the schedule (or a continuation thereof) that may be attached to each Note of such Lender, to the extent applicable, the date, amount, type of and the applicable period of interest for each Loan made by such Lender to Borrower hereunder, and the amount of each payment or prepayment of principal of such Loan received by such Lender, provided, that any failure by such Lender to make any such endorsement shall not affect the obligations of Borrower under such Note or hereunder in respect of such Loan. Swing Loans shall be evidenced by the Swing Note. The Swing Note, and all renewals, extensions, modifications and replacements thereof and substitutions therefor, shall constitute one of the “Notes” hereunder.

2.7 Use of Proceeds.

(a) The proceeds of the Term Loans shall be used (i) to refinance existing Indebtedness of Borrower pursuant to the Existing Loan Agreement (the “Refinancing”) and (ii) to finance the payment of fees and expenses incurred in connection with the Refinancing and the senior credit facilities hereunder.

(b) The proceeds of the Revolving Loans shall be used for ongoing working capital and other general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, the financing of permitted acquisitions by the Borrower and its Subsidiaries and new store development by the Borrower and its Subsidiaries).

Neither Agent nor any Lender shall have any responsibility as to the use of any proceeds of the Loans.

3.	Borrowings, Payments, Prepayments and Interest Options.

3.1 Borrowings. Borrower shall give Agent notice of each borrowing (other than a borrowing of Swing Loans as to which the last sentence of this Section 3.1 shall apply) to be made hereunder as provided in Section 4.3 hereof and Agent shall promptly notify each Lender of such request. Not later than 1:00 p.m. Charlotte time on the date specified for each such borrowing hereunder, each Lender shall make available the amount of the Loan, if any, to be made by it on such date to Agent at its Principal Office, in immediately available funds, for the account of Borrower. Such amounts received by Agent will be held in an account maintained by Borrower with Agent. The amounts so received by Agent shall, subject to the terms and conditions of this Agreement, be made available to Borrower by wiring or otherwise transferring, in immediately available funds, such amount to an account designated by Borrower in the most recent notice substantially in the form of Exhibit G (a “Notice of Account Designation”) and approved by Agent. Borrower shall give Agent notice of each borrowing of a Swing Loan to be made hereunder as provided in Section 4.3 hereof and, no later than 1:00 p.m. Charlotte time on the date specified for such borrowing hereunder, the Swing Loan Lender shall make available the amount of such Swing Loan to Borrower by depositing the same, in immediately available funds, in an account designated by Borrower in the most recent Notice of Account Designation and approved by Agent.

3.2 Prepayments.

(a) Optional Prepayments. Except as provided in Section 3.3 hereof, Borrower shall have the right to prepay, on any Business Day, in whole or in part, without the payment of any penalty or fee, any Loans at any time or from time to time, provided that Borrower shall give Agent notice of each such prepayment as provided in Section 4.3 hereof. Each optional prepayment on a Loan shall be in an amount equal to an integral multiple of $250,000. Any optional prepayment of the Term Loan will be applied to the remaining scheduled principal installments of the Term Loan on a pro rata basis.

(b) Mandatory Prepayments and Cover. Except, in each case, as provided in Section 3.3 hereof,

(1) Prepayment Events.

(A) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Prepayment Event (other than any Prepayment Event resulting from a Specified Asset Sale), the Borrower shall, within twenty (20) Business Days after such Net Proceeds are received, prepay Term Loan borrowings in an aggregate amount equal to such Net Proceeds; provided that, in the case of any event described in clause (a) of the definition of the term Prepayment Event which is not a Significant Transaction or a Specified Asset

Sale, if the Borrower shall deliver to the Agent a certificate to the effect that the Borrower and its Subsidiaries intend to apply the Net Proceeds from such event, within 270 days after receipt of such Net Proceeds, to acquire real property, equipment or other tangible assets to be used in the business of the Borrower and the Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph (A) in respect of such event except to the extent of any Net Proceeds therefrom that have not been so applied by the end of such 270 day period, at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied.

(B) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Prepayment Event resulting from a Specified Asset Sale, the Borrower shall, within twenty (20) Business Days after such Net Proceeds are received, prepay Term Loan borrowings in an aggregate amount equal to fifty percent (50%) of the Net Proceeds of such Prepayment Event.

(C) The Borrower agrees that any Net Proceeds from any Specified Asset Sale which are not used to prepay Term Loan borrowings pursuant to paragraph (B) of this Section 3.2(b)(1) may be used to effect a Permitted Repurchase within 180 days of the receipt of such Net Proceeds; provided that if such Net Proceeds are not used to effect a Permitted Repurchase within such 180 day period the Borrower shall immediately prepay Term Loan borrowings at the end of such 180 day period; provided further that if, within such 180 day period, the Borrower shall deliver to the Agent a certificate to the effect that the Borrower and its Subsidiaries intend to apply such Net Proceeds from such Specified Asset Sale, within 270 days after receipt of such Net Proceeds, to acquire real property, equipment or other tangible assets to be used in the business of the Borrower and the Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment, or application to effect a Permitted Repurchase, shall be required pursuant to this paragraph (C) in respect of such event except to the extent of any Net Proceeds therefrom that have not been so applied by the end of such 270 day period, at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied.

(D) To the extent any such prepayment referred to in paragraphs (A), (B) or (C) of this Section 3.2(b)(1) would result in the payment of breakage costs hereunder, so long as no Default or Event of Default has occurred and is continuing, such prepayment shall be deferred until the last day of the applicable Interest Period or such breakage costs shall be waived, at the election of the Majority Lenders.

(2) Excess Cash Flow. Within fifteen (15) Business Days after the delivery of the Annual Audited Financial Statements pursuant to Section 7.2 hereof with respect to each fiscal year of Borrower (commencing with the fiscal year 2007), Borrower shall make a prepayment on the Term Loans in an amount equal to (i) Excess Cash Flow for such fiscal year times the Excess Cash Flow Percentage less (ii) optional prepayments made on the Term Loans during such fiscal year. The calculation of Excess Cash Flow for any fiscal year based upon the applicable Annual Audited Financial Statements shall be conclusive, absent manifest error.

(c) Term Loan Amortization. The principal of the Term Loans shall be due and payable in quarterly installments, each due on a Quarterly Date, beginning on June 30, 2008, equal to the amount set forth in the following table opposite the applicable payment date (allocated among the Term Loan Lenders pro rata in accordance with the unpaid principal balances of their respective Term Loans):

FISCAL YEAR	PAYMENT DATE	PRINCIPAL INSTALLMENT ($)
2008	June 30	1,500,000
	September 30	1,500,000
	December 31	1,500,000
2009	March 31	1,500,000
	June 30	3,000,000
	September 30	3,000,000
	December 31	3,000,000
2010	March 31	3,000,000
	June 30	3,000,000
	September 30	3,000,000
	December 31	3,000,000
2011	March 31	3,000,000
	June 30	4,500,000
	September 30	4,500,000
	December 31	4,500,000
2012	March 31	4,500,000
	June 30	18,000,000
	September 30	18,000,000
	December 31	18,000,000
2013	Term Loan Maturity Date	18,000,000

On the Term Loan Maturity Date, the entire unpaid principal balance of each Term Loan and all accrued and unpaid interest on the unpaid principal balance of each Term Loan shall be finally due and payable.

(d) Interest Payments. Accrued and unpaid interest on the unpaid principal balance of the Loans shall be due and payable on the Interest Payment Dates.

(e) Payments and Interest on Reimbursement Obligations. Borrower will pay to Agent for the account of each Lender the amount of each Reimbursement Obligation on the date on which the Agent notifies Borrower of the date and amount of the applicable payment by the applicable Issuer of any drawing under a Letter of Credit. The amount of any Reimbursement Obligation may, if the applicable conditions precedent specified in Sections 5.1 and 5.2 hereof have been satisfied, be paid with the proceeds of Revolving Loans. Subject to Sections 9.5 and 11.8 hereof, Borrower will pay to Agent for the account of each Lender interest at the applicable Past Due Rate on any Reimbursement Obligation and on any other amount payable by Borrower hereunder to or for the account of such Lender (but, if such amount is interest, only to the extent legally allowed), which shall not be paid in full within five (5) days after the date due (whether at stated maturity, by acceleration or otherwise), for the period commencing on the expiration of such five (5) day period until the same is paid in full.

(f) Application of Mandatory Prepayments. Any mandatory prepayments shall be applied as follows: first, to all of the remaining scheduled principal installments on the Term Loan on a pro rata basis and second, to the extent of any excess, to repay the Revolving Loans; provided that the Revolving Loans repaid under this clause (f) may be reborrowed.

(g) Interest Rate Risk Agreements. No repayment or prepayment pursuant to this Section shall affect any of the Obligor’s obligations under any Interest Rate Risk Agreement.

3.3 Interest Options

(a) Options Available. The outstanding principal balance of the Loans (including, without limitation, the Swing Loans) shall bear interest at the Base Rate; provided, that, subject to the provisions hereof, Borrower shall have the option of having all or any portion of the principal balances of the Loans (other than the Swing Loans) from time to time outstanding bear interest at a Eurodollar Rate. The records of Agent and each of the Lenders with respect to Interest Options, Interest Periods and the amounts of Loans to which they are applicable shall be binding and conclusive, absent manifest error. Interest on the Loans shall be calculated at the Base Rate except where it is expressly provided pursuant to this Agreement that a Eurodollar Rate is to apply. Interest on the amount of each advance shall be computed on the amount of that advance and from the date it is made. Notwithstanding anything in this Agreement to the contrary, for the full term of the Loans the interest rate produced by the aggregate of all sums paid or agreed to be paid to the Lenders for the use, forbearance or detention of the debt evidenced hereby (including all interest on the Loans at the Stated Rate plus the Additional Interest) shall not exceed the Ceiling Rate.

(b) Designation and Conversion. Borrower shall have the right to designate or convert its Interest Options in accordance with the provisions hereof. Provided no Event of Default has occurred and is continuing and subject to the last sentence of Section 3.3(a) and the provisions of Section 3.3(c), Borrower may elect to have a Eurodollar Rate apply or continue to apply to all or any portion of the principal balance of the Loans (other than the Swing Loans). Each change in Interest Options shall be a conversion of the rate of interest applicable to the specified portion of the Loans, but such conversion shall not change the respective outstanding principal balances of the Loans. The Interest Options shall be designated or converted in the manner provided below:

(i) Borrower shall give Agent telephonic notice, promptly confirmed by a Rate Designation Notice (and Agent shall promptly inform each Lender thereof). Each such telephonic and written notice shall specify the amount of the Loan and type (i.e. Revolving Loan or Term Loan) which is the subject of the designation, if any; in the case of any LIBOR Borrowing to be designated or converted, the last day of the current Interest Period therefor; the amount of borrowings into which such borrowings are to be converted or for which an Interest Option is designated; the proposed date for the designation or conversion and the Interest Period or Periods, if any, selected by Borrower. Such telephonic notice shall be irrevocable and shall be given to Agent no later than the applicable Rate Designation Date.

(ii) No more than twelve (12) LIBOR Borrowings shall be in effect with respect to the Loans at any time.

(iii) Each designation or conversion of a LIBOR Borrowing shall occur on a LIBOR Business Day.

(iv) Except as provided in Section 3.3(c) hereof, no LIBOR Borrowing shall be converted to a Base Rate Borrowing or another LIBOR Borrowing on any day other than the last day of the applicable Interest Period.

(v) Each request for a LIBOR Borrowing shall be in the amount equal to $250,000 or a multiple of $100,000 in excess thereof.

(vi) Each designation of an Interest Option with respect to the Revolving Loans shall apply to all of the Revolving Loans ratably in accordance with their respective outstanding principal balances. Each designation of an Interest Option with respect to the Term Loans shall apply to all of the Term Loans ratably in accordance with their respective outstanding principal balances. If any Lender assigns an interest in any of its Loans when any LIBOR Borrowing is outstanding with respect thereto, then such assignee shall have its ratable interest in such LIBOR Borrowing.

(c) Special Provisions Applicable to LIBOR Borrowings.

(i) Options Unlawful. If the adoption of any applicable Legal Requirement after the Effective Date or any change after the Effective Date in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by any Lender with any request or directive (whether or not having the force of law) issued after the Effective Date by any central bank or other Governmental Authority shall at any time make it unlawful or impossible for any Lender to permit the establishment of or to maintain any LIBOR Borrowing, the commitment of the Lenders to establish or maintain such LIBOR Borrowing shall forthwith be canceled and the right of the Borrower to convert into or continue a LIBOR Rate Borrowing shall be suspended until the Agent notifies the Borrower that such circumstances no longer exist and Borrower shall forthwith, upon demand by Agent to Borrower, (1) convert the applicable LIBOR Borrowing with respect to which such demand was made to a Base Rate Borrowing; (2) pay all accrued and unpaid interest to date on the amount so converted; and (3) pay any amounts required to compensate each Lender for any additional cost or expense which any Lender may incur as a result of such adoption of or change in such Legal Requirement or in the interpretation or administration thereof and any Funding Loss which any Lender may incur as a result of such conversion. If, when Agent so notifies Borrower, Borrower has given a Rate Designation Notice specifying a LIBOR Borrowing but the selected Interest Period has not yet begun, as to the applicable Lender such Rate Designation Notice shall be deemed to be of no force and effect, as if never made, and the balance of the Loans made by such Lender specified in such Rate Designation Notice shall bear interest at the Base Rate until a different available Interest Option shall be designated in accordance herewith.

(ii) Increased Cost of Borrowings. If the adoption after the Effective Date of any applicable Legal Requirement or any change after the Effective Date in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by any Lender with any request or directive (whether or not having the force of law) issued after the Effective Date by any central bank or Governmental Authority shall at any time:

(1) subject any Lender to any Taxes, or any deduction or withholding for any Taxes, on or from any payment due under any LIBOR Borrowing or other amount due hereunder, other than income and franchise taxes of the United States or its political subdivisions or such other jurisdiction in which the applicable Lender has its principal office or applicable lending office; or

(2) change the basis of taxation of payments due from Borrower to any Lender under any LIBOR Borrowing (otherwise than by a change in the rate of taxation of the overall net income of such Lender); or

(3) impose, modify, increase or deem applicable any reserve requirement (excluding that portion of any reserve requirement included in the calculation of the applicable Eurodollar Rate), special deposit requirement or similar requirement (including, but not limited to, state law requirements and Regulation D) against assets of any Lender, or against deposits with any Lender, or against loans made by any Lender, or against any other funds, obligations or other property owned or held by any Lender; or

(4) impose on any Lender any other condition regarding any LIBOR Borrowing;

and the result of any of the foregoing is to increase the cost to any Lender of agreeing to make or of making, renewing or maintaining such LIBOR Borrowing, or reduce the amount of principal or interest received by any Lender, then, within 15 Business Days after demand by Agent (accompanied by a statement setting forth in reasonable detail the applicable Lender’s basis therefor), Borrower shall pay to Agent additional amounts which shall compensate each Lender for such increased cost or reduced amount. The determination by any Lender of the amount of any such increased cost, increased reserve requirement or reduced amount shall be conclusive and binding, absent manifest error. Borrower shall have the right, if it receives from Agent any notice referred to in this paragraph, upon three Business Days’ notice to Agent (which shall notify each affected Lender), either (i) to repay in full (but not in part) any borrowing with respect to which such notice was given, together with any accrued interest thereon, or (ii) to convert the LIBOR Borrowing which is the subject of the notice to a Base Rate Borrowing; provided, that any such repayment or conversion shall be accompanied by payment of (x) the amount required to compensate each Lender for the increased cost or reduced amount referred to in the preceding paragraph; (y) all accrued and unpaid interest to date on the amount so repaid or converted, and (z) any Funding Loss which any Lender may incur as a result of such repayment or conversion. Each Lender will notify Borrower through Agent of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and (if so requested by Borrower through Agent) will designate a different lending office of such Lender for the applicable LIBOR Borrowing or will take such other action as Borrower may reasonably request if such designation or action is consistent with the internal policy of such Lender and legal and regulatory restrictions, will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender (provided that such Lender shall have no obligation so to designate a different lending office which is located in the United States of America).

(iii) Inadequacy of Pricing and Rate Determination. If, for any reason with respect to any Interest Period, Agent (or, in the case of clause 3 below, the applicable Lender) shall have determined (which determination shall be conclusive and binding upon Borrower, absent manifest error) that:

(1) Agent is unable through its customary general practices to determine any applicable Eurodollar Rate, or

(2) by reason of circumstances affecting the applicable market, generally, Agent is not being offered deposits in United States dollars in such market, for the applicable Interest Period and in an amount equal to the amount of any applicable LIBOR Borrowing requested by Borrower, or

(3) any applicable Eurodollar Rate will not adequately and fairly reflect the cost to any Lender of making and maintaining such LIBOR Borrowing hereunder for any proposed Interest Period,

then Agent shall give Borrower notice thereof and thereupon, (A) any Rate Designation Notice previously given by Borrower designating the applicable LIBOR Borrowing which has not commenced as of the date of such notice from Agent shall be deemed for all purposes hereof to be of no force and effect, as if never given, and (B) until Agent shall notify Borrower that the circumstances giving rise to such notice from Agent no longer exist, each Rate Designation Notice requesting the applicable Eurodollar Rate shall be deemed a request for a Base Rate Borrowing, and any applicable LIBOR Borrowing then outstanding shall be converted, without any notice to or from Borrower, upon the termination of the Interest Period then in effect with respect to it, to a Base Rate Borrowing.

(iv) Funding Losses. Borrower shall indemnify each Lender against and hold each Lender harmless from any Funding Loss. This indemnity shall survive the payment of the Loans. A certificate of such Lender (explaining in reasonable detail the amount and calculation of the amount claimed) as to any additional amounts payable pursuant to this paragraph submitted to Borrower shall be conclusive and binding upon Borrower, absent manifest error.

(d) Funding Offices; Adjustments Automatic; Calculation Year. Any Lender may, if it so elects, fulfill its obligation as to any LIBOR Borrowing by causing a branch or affiliate of such Lender to make such Loan and may transfer and carry such Loan at, to or for the account of any branch office or affiliate of such Lender; provided, that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it for the account of such branch or affiliate. Without notice to Borrower or any other Person, each rate required to be calculated or determined under this Agreement shall automatically fluctuate upward and downward in accordance with the provisions of this Agreement. Interest at the Prime Rate shall be computed on the basis of the actual number of days elapsed in a year consisting of 365 or 366 days, as the case may be. All other interest required to be calculated or determined under this Agreement shall be computed on the basis of the actual number of days elapsed in a year consisting of 360 days, unless the Ceiling Rate would thereby be exceeded, in which event, to the extent necessary to avoid exceeding the Ceiling Rate, the applicable interest shall be computed on the basis of the actual number of days elapsed in the applicable calendar year in which accrued.

(e) Funding Sources. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Lender had actually funded and maintained each LIBOR Borrowing during each Interest Period through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

(f) Past Due Rate. Subject to Sections 3.2(e), 9.5 and 11.8, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 9.1(a), (b), (f), (g) or (h), or (ii) at the election of the Majority Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Borrowings, Swing Loans or Letters of Credit, (B) all outstanding LIBOR Borrowings shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to LIBOR Borrowings until the end of the applicable Interest Period and thereafter at the Past Due Rate, and (C) all outstanding Base Rate Borrowings and other Obligations arising hereunder or under any other Loan Document shall bear interest at the Past Due Rate. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

4.	Payments; Pro Rata Treatment; Computations, Etc.

4.1 Payments.

(a) Except to the extent otherwise provided herein, all payments of principal, interest, Reimbursement Obligations and other amounts to be made by Borrower hereunder, under the Notes and under the other Loan Documents shall be made in Dollars, in immediately available funds, to Agent at the Principal Office (or in the case of a successor Agent, at the principal office of such successor Agent in the United States), not later than 11:00 a.m. Charlotte time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Agent, or any Lender for whose account any such payment is made, may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of Borrower with Agent or such Lender, as the case may be.

(b) Borrower shall, at the time of making each payment hereunder, under any Note or under any other Loan Document, specify to Agent the Loans or other amounts payable by

Borrower hereunder or thereunder to which such payment is to be applied. Each payment received by Agent hereunder, under any Note or under any other Loan Document for the account of a Lender shall be paid promptly to such Lender, in immediately available funds. If Agent fails to send to any Lender the applicable amount by the close of business on the date any such payment is received by Agent if such payment is received prior to 11:00 a.m. Charlotte time (or on the next succeeding Business Day with respect to payments which are received after 11:00 a.m. Charlotte time), Agent shall pay to the applicable Lender interest on such amount from such date at the Federal Funds Rate. Borrower, the Lenders and Agent acknowledge and agree that this provision and each other provision of this Agreement or any of the other Loan Documents relating to the application of amounts in payment of the Obligations shall be subject to the provisions of Section 4.2(d) regarding pro rata application of amounts after an Event of Default shall have occurred and be continuing.

(c) If the due date of any payment hereunder or under any Note falls on a day which is not a Business Day, the due date for such payment (except as otherwise provided in the definition of Interest Period or in Section 3.3 hereof) shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

(d) All payments by the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for or on account of any present or future income, stamp, or other taxes, fees, duties, withholding or other charges of any nature whatsoever imposed by any taxing authority excluding in the case of each Lender taxes imposed on or measured by its net income or franchise taxes imposed by the jurisdiction in which it is organized or through which it acts for purposes of this Agreement (such non-excluded items being hereinafter referred to as “Taxes”). If as a result of any change in law (or the interpretation thereof) after the date that the applicable Lender became a “Lender” under this Agreement any withholding or deduction from any payment to be made to, or for the account of, a Lender by the Borrower hereunder or under any other Loan Document is required in respect of any Taxes pursuant to any applicable law, rule, or regulation, then the Borrower will (i) pay to the relevant authority the full amount required to be so withheld or deducted; (ii) to the extent available, promptly forward to the Agent an official receipt or other documentation reasonably satisfactory to the Agent evidencing such payment to such authority; and (iii) pay to the Agent, for the account of each affected Lender, such additional amount or amounts as are necessary to ensure that the net amount actually received by such Lender will equal the full amount such Lender would have received had no such withholding or deduction been required. Each Lender shall determine such additional amount or amounts payable to it (which determination shall, in the absence of manifest error, be conclusive and binding on the Borrower). If a Lender becomes aware that any such withholding or deduction from any payment to be made by the Borrower hereunder or under any other Loan Document is required, then such Lender shall promptly notify the Agent and the Borrower thereof stating the reasons therefor and the additional amount required to be paid under this Section. Each Lender shall execute and deliver to the Agent and Borrower such forms as it may be required to execute and deliver pursuant to Section 11.14 hereof. To the extent that any such withholding or deduction results from the failure of a Lender to provide a form required by Section 11.14 hereof (unless such failure is due to some prohibition under applicable Legal Requirements), the Borrower shall have no obligation to pay the additional amount required by clause (iii) above. Anything in this Section notwithstanding, if any Lender elects to require payment by the Borrower of any material amount under this Section, the Borrower may, within 60 days after the date of receiving notice thereof and so long as no Default shall have occurred and be continuing, elect to terminate such Lender as a party to this Agreement; provided that, concurrently with such termination the Borrower shall (i) if the Agent and each of the other Lenders shall consent, pay that Lender all principal, interest and fees and other amounts owed to such Lender through such date of termination or (ii) have arranged for an Eligible Assignee approved by the Agent (such approval not to be unreasonably withheld) as of such date, to become a substitute Lender for all purposes under this Agreement in the manner provided in Section 11.6; provided further that, prior to substitution for any Lender, the Borrower shall have given written notice to the Agent of such intention and the Lenders shall have the option, but no obligation, for a period of 60 days after receipt of such notice, to increase their Commitments in order to replace the affected Lender in lieu of such substitution.

4.2 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Section 2.1 hereof shall be made (x) in the case of Term Loans, ratably from the Term Loan Lenders in accordance with the amounts set forth in the Register, and (y) in the case of Revolving Loans, ratably from the Revolving Loan Lenders in accordance with their respective Revolving Loan Commitments, provided that borrowings of Swing Loans shall be for the Swing Loan Lender’s own account; (b) each payment of revolving loan commitment fees shall be made for the account of the Revolving Loan Lenders, and each termination or reduction of the Revolving Loan Commitments of the Revolving Loan Lenders under Section 2.3 hereof shall be applied, pro rata, according to the Revolving Loan Lenders’ respective Revolving Loan Commitments; (c) each payment by Borrower of principal of or interest on the Term Loans or Revolving Loans, as the case may be, prior to the occurrence of an Event of Default (or after the applicable Event of Default shall have been fully cured) shall be made to Agent for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of such Term Loans or Revolving Loans, as the case may be, held by the Lenders, provided that payments of Swing Loans prior to the occurrence of an Event of Default (or after the applicable Event of Default shall have been fully cured) shall be for the Swing Loan Lender’s own account; (d) subject to the provisions of Sections 9.6 hereof, each payment by Borrower of principal of or interest on the Term Loans or Revolving Loans (including Swing Loans), as the case may be, after an Event of Default shall have occurred and be continuing shall be made to Agent for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Obligations held by the Lenders (i.e. such payments shall be shared by all of the Lenders and not restricted to the holders of the Swing Loan or Revolving Loans or Term Loans, regardless of any attempted contrary designation by Borrower), and (e) the Revolving Loan Lenders (other than the applicable Issuer) shall purchase from the applicable Issuer participations in each Letter of Credit to the extent of their respective Revolving Loan Commitment Percentages.

4.3 Certain Actions, Notices, Etc. Notices to Agent of any termination or reduction of Revolving Loan Commitments and of borrowings and optional prepayments of Loans and requests for issuances of Letters of Credit shall be irrevocable and shall be effective only if received by Agent not later than 11:00 a.m. Charlotte time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing and/or prepayment specified below:

Number of Business Days Prior Notice
Termination or Reduction of Revolving Loan Commitments	5

Borrowings or prepayments of Swing Loans	same day

Revolving Loan repayment	1

Borrowing at the Base Rate	same day

Borrowing at the Eurodollar Rate	3

Letter of Credit issuance	5

Prepayments required pursuant to Section 3.2(b)	same day

Optional prepayment of Term Loan	5

Each such notice of termination or reduction shall specify the amount of the applicable Revolving Loan Commitment to be terminated or reduced. Each such notice of borrowing or prepayment shall specify the type (i.e., Revolving Loan, Term Loan or Swing Loan) of Loans to be borrowed or prepaid; in the case of any notice of borrowing, the Interest Option; in the case of any notice of a LIBOR Borrowing, the requested Interest Period; the amount of the Loans to be borrowed or prepaid and the date of borrowing or prepayment (which shall be a Business Day). Agent shall promptly notify the affected Lenders of the contents of each such notice.

4.4 Non-Receipt of Funds by Agent. Subject to Sections 3.3(f) and 9.5, unless Agent shall have been notified by a Lender or Borrower (the “Payor”) prior to the date on which such Lender is to make payment to Agent of the proceeds of a Loan (or funding of a drawing under a Letter of Credit or reimbursement with respect to any drawing under a Letter of Credit) to be made by it hereunder or Borrower is to make a payment to Agent for the account of one or more of the Lenders, as the case may be (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to Agent, Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to Agent, the recipient of such payment (or, if such recipient is the beneficiary of a Letter of Credit, Borrower and, if Borrower fails to pay the amount thereof to Agent forthwith upon demand, the Lenders ratably in proportion to their respective Revolving Loan Commitment Percentages) shall, on demand, pay to Agent the amount made available by Agent, together with interest thereon in respect of the period commencing on the date such amount was so made available by Agent until the date Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such period.

4.5 Sharing of Payments, Etc. If a Lender shall obtain payment of any principal of or interest on any Loan made by it under this Agreement, on any Reimbursement Obligation or on any other Obligation then due to such Lender hereunder (other than pursuant to Sections 3.3(b)(ii), 3.3(b)(iv), 4.1(d), 11.3 or 11.4), through the exercise of any right of set-off (including, without limitation, any right of set-off or lien granted under Section 9.2 hereof), banker’s lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Lenders participations in the Loans made, or Reimbursement Obligations or other Obligations held, by the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with the unpaid Obligations then due to each of them. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Borrower, on behalf of itself and the other Obligors, agrees, to the fullest extent it may effectively do so under applicable law, that any Lender so purchasing a participation in the Loans made, or Reimbursement Obligations or other Obligations held, by other Lenders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans, or Reimbursement Obligations or other Obligations in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower.

5.	Conditions Precedent.

5.1 Initial Loans and Letters of Credit. The obligation of each Lender or each Issuer to make its initial Loans or issue or participate in a Letter of Credit (if such Letter of Credit is issued prior to or contemporaneously with the funding of the initial Loans) hereunder is subject to the following conditions precedent, each of which shall have been fulfilled or waived to the satisfaction of the Majority Lenders:

(a) Authorization and Status. Agent shall have received from the appropriate Governmental Authorities certified copies of the applicable Organizational Documents of each Obligor required to be filed with such Governmental Authorities, and evidence satisfactory to Agent of all action taken by each Obligor authorizing the execution, delivery and performance of the Loan Documents and all other documents related to this Agreement to which it is a party (including, without limitation, a certificate of the secretary of each such party which is a Corporation setting forth the resolutions of its board of directors or equivalent body authorizing the transactions contemplated thereby and attaching a copy of its charter, bylaws or equivalent documents), together with such certificates as may be appropriate to demonstrate the qualification and good standing of and payment of taxes by each Obligor in the jurisdiction of its organization and in each other jurisdiction where the failure in which to qualify would have a material adverse effect on the assets, liabilities (actual or contingent), Properties, business, operations or condition (financial or otherwise) of any Obligor.

(b) Incumbency. Each Obligor shall have delivered to Agent a certificate in respect of the name and signature of each of the officers (i) who is authorized to sign on its behalf the applicable Loan Documents related to any Loan or the issuance of any Letter of Credit and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with any Loan or the issuance of any Letter of Credit. Agent and each Lender may conclusively rely on such certificates until they receive notice in writing from the applicable Obligor to the contrary.

(c) Loan Documents. Each Obligor shall have duly executed and delivered the Loan Documents to which it is a party (in such number of copies as Agent shall have requested). Each such Loan Document shall be in substantially the form furnished to the Lenders prior to their execution of this Agreement, together with such changes therein as Agent may approve.

(d) Security Matters. All such action as Agent shall have requested to perfect the Liens created pursuant to the Security Documents shall have been taken, including, without limitation, where applicable, the filing and recording of the Security Documents and Uniform Commercial Code financing statements with the appropriate Governmental Authorities. Agent shall also have received evidence satisfactory to it that the Liens created by the Security Documents constitute first priority Liens, except for the exceptions expressly provided for herein, including, without limitation, Uniform Commercial Code and other Lien search reports, and executed releases of any prior Liens (except as permitted by Section 8.2). Agent shall be granted a first priority Lien securing all of the Obligations upon all of the issued and outstanding equity interests in and to Borrower and each of its Subsidiaries (other than Excluded Entities and Non-Recourse Subsidiaries), pursuant to Loan Documentation in Proper Form, and shall have received all original stock or equity certificates and powers in Proper Form as a condition precedent to any Loan.

(e) Financial Matters.

(i) Financial Statements. Agent shall have received, in Proper Form, a pro forma balance sheet of Carrols Restaurant Group and its Subsidiaries as of September 30, 2006 giving pro forma effect to the transactions contemplated by this Agreement.

(ii) Financial Projections. Agent shall have received, in Proper Form, projections prepared by management of balance sheets, income statements and cashflow statements of Carrols Restaurant Group and its Subsidiaries, for each fiscal year after the Effective Date through the end of the fiscal year 2011 (and which will not be inconsistent in any material respect with information previously provided to Agent).

(iii) Financial Condition Certificate. The Borrower shall have delivered to Agent a certificate, in Proper Form, and certified as accurate by the chief financial officer of the Borrower, that after giving effect to the transactions contemplated by this Agreement, Carrols Restaurant Group and each of its Subsidiaries are each Solvent.

(iv) Fees and Expenses. Borrower shall have paid to Agent all unpaid fees in the amounts previously agreed upon in writing among Borrower and Agent; and shall have in addition paid to Agent all amounts payable under Section 11.3 hereof, on or before the date of this Agreement, except for amounts which Agent, in its sole discretion, agrees may be paid at a later date.

(f) Insurance. Borrower shall have delivered to Agent all certificates of insurance reasonably requested by the Agent evidencing the existence of all insurance required to be maintained by each Obligor by this Agreement and the Security Documents, in each case in form and substance reasonably satisfactory to the Agent.

(g) Opinions of Counsel. Agent shall have received such opinions of counsel to Obligors as the Majority Lenders shall reasonably request with respect to Obligors and the Loan Documents.

(h) Consents. Agent shall have received evidence satisfactory to the Lenders that the Obligors shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any Obligor or such transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of Agent could reasonably be expected to have such effect.

(i) Existing Debt. All principal, interest and other amounts outstanding in connection with the Existing Loan Agreement (other than the Existing Letters of Credit) shall have been paid in full and terminated and all collateral security therefor shall be released and the Agent shall have received payoff letters in Proper Form evidencing such repayment, termination and release.

(j) Previous Due Diligence. Agent shall not have become aware of any material information or other matter that is inconsistent in a materially adverse manner with any previous due diligence, information or matter (including any financial information and projections previously delivered to Agent).

(k) No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(l) Other Documents. Agent shall have received such other documents consistent with the terms of this Agreement and relating to the transactions contemplated hereby as Agent or the Majority Lenders may reasonably request.

5.2 All Loans and Letters of Credit. The obligation of each Lender to make any Loan to be made by it hereunder or to issue or participate in any Letter of Credit is subject to (a) the accuracy, in all material respects, on the date of such Loan or such issuance (and after giving effect to such Loan or such issuance) of all representations and warranties of each Obligor contained in this Agreement and the other Loan Documents (except that to the extent that any such representation and warranty is qualified by materiality or material adverse effect, continued accuracy of such representation and warranty shall be in all respects); (b) Agent shall have received the following, all of which shall be duly executed and in Proper Form: (1) a Request for Extension of Credit as to the Loan or the Letter of Credit, as the case may be, no later than 11:00 a.m. Charlotte time on the Business Day on which such Request for Extension of Credit must be given under Section 4.3 hereof, (2) in the case of a Letter of Credit, an Application, and (3) such other documents as Agent or the Majority Lenders may reasonably require; (c) prior to the making of such Loan or the issuance of such Letter of Credit, there shall have occurred no material adverse change in the assets, liabilities (actual or contingent), condition (financial or otherwise), business or operations of the Obligors, on a consolidated basis; (d) no Default or Event of Default shall have occurred and be continuing; (e) the making of such Loan or the issuance of such Letter of Credit shall not be illegal or prohibited by any Legal Requirement; (f) in the case of a Revolving Loan, all Swing Loans then outstanding shall have been paid or shall be paid with the proceeds of such Revolving Loan, and (g) Borrower shall have paid all fees and expenses of the type described in Section 11.3 hereof and all other fees owed to Agent or any Lender under the Loan Documents which are due and payable, in each case, prior to or on the date of such Loan or such issuance. The submission by the Borrower of a Request for Extension of Credit shall be deemed to be a representation and warranty that the conditions precedent to the applicable Loan or Letter of Credit have been satisfied.

6.	Representations and Warranties.

To induce the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Borrower represents and warrants (such representations and warranties to survive any investigation and the making of the Loans and the issuance of any Letters of Credit) to the Lenders and Agent as follows:

6.1 Organization. Each Obligor (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all necessary power and authority to conduct its business as presently conducted, and (c) is duly qualified to do business and in good standing in all jurisdictions in which the failure to so qualify could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations or Properties of any Obligor.

6.2 Financial Statements. The audited and unaudited financial statements of Carrols Restaurant Group, the Borrower and their respective Subsidiaries delivered to the Agent and the Lenders by the Borrower prior to the Effective Date fairly present in all material respects, in accordance with GAAP, the consolidated financial condition as at such dates and the results of operations for the periods then ended (other than customary year-end adjustments for unaudited financial statements). No events, conditions or circumstances have occurred from the date that the financial statements were delivered to Agent through the Effective Date which would cause said financial statements to be misleading in any material respect. There are no material instruments or liabilities which should be reflected in such financial statements provided to Agent which are not so reflected (and disclosed to Lenders in writing prior to the Effective Date). The pro forma financial statements and projections delivered pursuant to Section 5.1(e) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions except that such financial statements and forecasts shall be subject to normal year end closing and audit adjustments (it being understood that any projected financial information represents projections made in good faith based on reasonable assumptions of future results of operations which may or may not in fact occur and no assurance can be given that such results will be achieved).

6.3 Enforceable Obligations; Authorization. The Loan Documents are legal, valid and binding obligations of each applicable Obligor, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other similar laws and judicial decisions affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of the Loan Documents (a) have all been duly authorized by all necessary action; (b) are within the power and authority of each applicable Obligor; (c) do not and will not contravene or violate any Legal Requirement applicable to any applicable Obligor or the Organizational Documents of any applicable Obligor, the contravention or violation of which could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations or Properties of any Obligor; (d) do not and will not result in the breach of, or constitute a default under, any material agreement or instrument by which any Obligor or any of its Property may be bound, and (e) do not and will not result in the creation of any Lien upon any Property of any Obligor, except in favor of Agent or as expressly contemplated therein. All necessary permits, registrations and consents for such making and performance have been obtained. Except as otherwise expressly stated in the Security Documents, the Liens of the Security Documents, will constitute valid and perfected first and prior Liens on the Property described therein, subject to no other Liens whatsoever except Permitted Liens.

6.4 Other Debt. No Obligor is in default in the payment of any other Indebtedness or under any agreement, mortgage, deed of trust, security agreement or lease to which it is a party and which default could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations or Properties of any Obligor or on the ability of any Obligor to perform its respective obligations under any Loan Document to which it is a party.

6.5 Litigation. Except as disclosed in Carrols Restaurant Group’s or Borrower’s filings with the Securities and Exchange Commission on or prior to December 15, 2006, there is no litigation or administrative proceeding, to the knowledge of any executive officer of any Obligor, pending or threatened against, nor any outstanding judgment, order or decree against, any Obligor before or by any Governmental Authority which does or could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations or Properties of any Obligor or on the ability of any Obligor to perform its respective obligations under any Loan Document to which it is a party. No Obligor is in default with respect to any judgment, order or decree of any Governmental Authority where such default would have a material adverse effect on the business, condition (financial or otherwise), operations or Properties of any Obligor.

6.6 Title. Each Obligor has good and marketable title to the Collateral pledged (or purported to be pledged) thereby pursuant to the Security Documents, free and clear of all Liens except Permitted Liens.

6.7 Taxes. Except as set forth on Schedule 6.7 hereto, each Obligor has filed all tax returns required to have been filed and paid all taxes shown thereon to be due, except those for which extensions have been obtained and those which are being contested in good faith.

6.8 Regulations T, U and X. None of the proceeds of any Loan will be used for the purpose of purchasing or carrying directly or indirectly any margin stock or for any other purpose would constitute this transaction a “purpose credit” within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System, as any of them may be amended from time to time.

6.9 Subsidiaries; Ownership. Each Subsidiary of Carrols Restaurant Group as of the Effective Date is listed on Schedule 6.9. As of the Effective Date, the capitalization of each of the Subsidiaries of Carrols Restaurant Group consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 6.9. All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights, except as described in Schedule 6.9. The shareholders of each of the Subsidiaries of Carrols Restaurant Group and the number of shares owned by each as of the Effective Date are described on Schedule 6.9. As of the Effective Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of any of the Subsidiaries of Carrols Restaurant Group, except as described on Schedule 6.9.

6.10 No Untrue or Misleading Statements. No representation or warranty made by any Obligor in any Loan Document or in any document, instrument or other writing furnished to the Lenders by or on behalf of any Obligor in connection with the transactions contemplated in any Loan Document does or will contain any untrue material statement of fact or will omit to state any such fact (of which any executive officer of any Obligor has knowledge) necessary to make the representations, warranties and other statements contained herein or in such other document, instrument or writing not misleading in any material respect.

6.11 ERISA. With respect to each Plan, Borrower and each member of the Controlled Group have fulfilled their obligations in all material respects, including obligations under the minimum funding standards of ERISA and the Code and are in compliance in all material respects with the provisions of ERISA and the Code. No event has occurred which could result in a liability of Borrower or any member of the Controlled Group to the PBGC or a Plan (other than to make contributions in the ordinary course) that could reasonably be expected to have a material adverse effect on the Properties, liabilities, condition (financial or otherwise), business or operations of any Obligor. There have not been any nor are there now existing any events or conditions that would cause the Lien provided under Section 4068 of ERISA to attach to any Property of Borrower or any member of the Controlled Group. Unfunded Liabilities as of the date hereof do not exceed $500,000. No non-exempt “prohibited transaction” (as such term is defined in Section 4975 of the Code) has occurred with respect to any Plan.

6.12 Investment Company Act. No Obligor is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

6.13 OFAC.

(a) None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower is a Sanctioned Person or a Sanctioned Entity.

(b) None of the Borrower, any Subsidiary of the Borrower, or, to the knowledge of the Borrower, any Affiliate, is in violation of (i) the Trading with the Enemy Act (12 U.S.C. 95, as amended or modified from time to time), (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended or modified from time to time) or any enabling legislation or executive order relating thereto or (iii) the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time)).

(c) The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

6.14 Solvency. None of Borrower, any Obligor, or Borrower and its Subsidiaries (other than Non-Recourse Subsidiaries), on a consolidated basis, is “insolvent,” as such term is used and defined in (a) the Bankruptcy Code and (b) the fraudulent conveyance statutes of the State of New York or of any jurisdiction in which any of the Collateral may be located.

6.15 Fiscal Year. The fiscal year of each Obligor ends on the Sunday nearest December 31.

6.16 Compliance. Each Obligor is in compliance with all Legal Requirements applicable to it, except to the extent that the failure to comply therewith would not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations or Properties of any Obligor or the ability of any Obligor to perform its obligations under this Agreement or the Loan Documents to which it is a party.

6.17 Environmental Matters. Each Obligor has, to the best knowledge of their respective executive officers, obtained and maintained in effect all Environmental Permits (or the applicable Person has initiated the necessary steps to transfer the Environmental Permits into its name or obtain such permits), the failure to obtain which could reasonably be expected to have a material adverse effect on the Properties, liabilities, condition (financial or otherwise), business or operations of any Obligor. Each Obligor and its Properties, business and operations have been and are, to the best knowledge of their respective executive officers, in compliance with all applicable Requirements of Environmental Law and Environmental Permits the failure to comply with which could reasonably be expected to have a material adverse effect on the Properties, liabilities, condition (financial or otherwise), business or operations of any Obligor. Each Obligor and its Properties, business and operations are not subject to any (A) Environmental Claims or (B), to the best knowledge of their respective executive officers (after making reasonable inquiry of the personnel and records of their respective Corporations), Environmental Liabilities, in either case direct or contingent, arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof which could reasonably be expected to have a material adverse effect on the Properties, liabilities, condition (financial or otherwise), business or operations of any Obligor. None of the officers of any Obligor has received any notice of any violation or alleged violation of any Requirements of Environmental Law or Environmental Permit or any Environmental Claim in

connection with its Properties, liabilities, condition (financial or otherwise), business or operations which could reasonably be expected to have a material adverse effect on the Properties, liabilities, condition (financial or otherwise), business or operations of any Obligor. Borrower does not know of any event or condition with respect to currently enacted Requirements of Environmental Laws presently scheduled to become effective in the future with respect to any of the Properties of any Obligor which could reasonably be expected to have a material adverse effect on the Properties, liabilities, condition (financial or otherwise), business or operations of any Obligor, for which the applicable Obligor has not made good faith provisions in its business plan and projections of financial performance.

6.18 Property of Excluded Entities. The aggregate value (based on the greater of book or market value) of the Property owned by the Excluded Entities is equal to or less than $1,000,000 on the date hereof.

6.19 Collateral Covered. As of the Effective Date, the Collateral covered by the Security Documents constitutes all of the present capital stock or other membership, equity, ownership or profit interests of or in each Obligor (other than Carrols Restaurant Group) and 66% of the voting equity or ownership interests and 100% of all non-voting equity or ownership interests of any present first tier foreign Subsidiary of any Obligor.

6.20 Subordinated Indebtedness. The Obligations constitute “Senior Indebtedness” or the equivalent term under the terms of the Subordinated Indebtedness existing as of the date hereof and this Agreement constitutes the “Senior Credit Facility” or the equivalent term under the terms of the Subordinated Indebtedness existing as of the date hereof.

6.21 Intellectual Property Matters. Each of the Obligors owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business, except where the failure to own or have the rights to use such items could not reasonably be expected to have a material adverse effect on the assets, liabilities (actual or contingent), Properties, business, operations or condition (financial or otherwise) of the Borrower and the other Obligors, taken as a whole. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Obligor thereof is liable to any Person for infringement under any applicable Legal Requirement with respect to any such rights as a result of its business operations, except in each case as could not reasonably be expected to have a material adverse effect on the assets, liabilities (actual or contingent), Properties, business, operations or condition (financial or otherwise) of the Borrower or the other Obligors, taken as a whole.

6.22 No Material Adverse Change. Since September 30, 2006, there has been no material adverse change in the assets, liabilities (actual or contingent), Properties, business, operations, or condition (financial or otherwise) of the Borrower and the other Obligors, taken as a whole or on the ability of any Obligor to perform its respective Obligations under any Loan Document to which it is a party and no event has occurred or condition arisen that could reasonably be expected to have such an effect.

6.23 Insurance. The properties of the Obligors are insured with financially sound and reputable insurance companies not Affiliates of the Obligors, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in locations where the applicable Obligor operates.

6.24 Burdensome Provisions. No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability (a) to make dividend payments or other distributions in respect of its capital stock to the Borrower or any Subsidiary, (b) to make loans or advances to pay any indebtedness or other obligation owed the Borrower or any Subsidiary or (c) to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or as permitted by the terms of the Senior Subordinated Notes (as of the Effective Date).

6.25 Employee Relations. No Obligor is, as of the Effective Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 6.25. The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of the Obligors that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the assets, liabilities (actual or contingent), Properties, business, operations, or condition (financial or otherwise) of any Obligor.

6.26 Key Agreements. Each Key Agreement is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof, except where the failure of any Key Agreements to be in full force and effect, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the assets, liabilities (actual or contingent), Properties, business, operations, or condition (financial or otherwise) of any Obligor. No Obligor (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any Key Agreement in any respect, except for any breaches or defaults that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the assets, liabilities (actual or contingent), Properties, business, operations, or condition (financial or otherwise) of any Obligor.

7.	Affirmative Covenants.

Borrower covenants and agrees with Agent and the Lenders that prior to the termination of this Agreement it will do, and cause each other Obligor to do, and if necessary cause to be done, each and all of the following:

7.1 Taxes, Existence, Regulations, Property, Etc. At all times (a) pay when due all taxes and governmental charges of every kind upon it or against its income, profits or Property, unless and only to the extent that the same shall be contested diligently in good faith and adequate reserves in accordance with GAAP have been established therefor; (b) do all things necessary to preserve its existence, qualifications, rights, licenses and franchises in all jurisdictions where such failure to qualify could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations or Properties of any Obligor; (c) comply with all applicable Legal Requirements (including without limitation Requirements of

Environmental Law) and maintain in full force and effect all governmental approvals, in respect of the conduct of its business and the ownership of its Property, the noncompliance with which, or which the failure to maintain in full force and effect, could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations or Properties of any Obligor or on the ability of any Obligor to perform its respective obligations under any Loan Document to which it is a party; and (d) cause its Property to be protected, maintained and kept in good repair and make all replacements and additions to such Property as may be reasonably necessary to conduct its business properly and efficiently.

7.2 Financial Statements and Information. Furnish to Agent and each Lender each of the following: (a) as soon as available and in any event within 100 days after the end of each applicable fiscal year (or, if earlier, the date of any required public filing thereof), beginning with the fiscal year 2006, Annual Audited Financial Statements of Borrower and Carrols Restaurant Group and their respective Subsidiaries on a consolidated basis; (b) as soon as available and in any event within 45 days after the end of each fiscal quarter (other than the last fiscal quarter) of each applicable fiscal year and within 100 days after the end of the last fiscal quarter of each fiscal year (or, if earlier, the date of any required public filing thereof), Quarterly Financial Statements of Borrower and Carrols Restaurant Group and their respective Subsidiaries on a consolidated basis; (c) concurrently with the financial statements provided for in Subsections 7.2(a) and (b) hereof, such schedules, computations and other information, in reasonable detail, as may be required by Agent to demonstrate compliance with the covenants set forth herein or reflecting any non-compliance therewith as of the applicable date, all certified and signed by the president or chief financial officer of Borrower (or other authorized officer approved by Agent) as true and correct in all material respects to the best knowledge of such officer and, commencing with the annual statement prepared as of the last day of fiscal year 2006, a compliance certificate (“Compliance Certificate”) in the form of Exhibit F hereto, duly executed by such authorized officer; (d) within 100 days after the beginning of each fiscal year, Borrower’s annual business plan for such fiscal year (including its balance sheet and income and cash flow projections for such fiscal year); (e) promptly upon their becoming publicly available, each financial statement, report, notice or definitive proxy statements sent by any Obligor to shareholders generally and each regular or periodic report and each registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by any Obligor with, or received by any Obligor in connection therewith from, any securities exchange or the Securities and Exchange Commission or any successor agency, and (f) such other information relating to the condition (financial or otherwise), operations, prospects or business of any Obligor as from time to time may be reasonably requested by Agent. Financial Statements for Borrower and Carrols Holding shall be prepared on a consolidated basis, and shall provide comparison to the corresponding period of the previous fiscal year. Each delivery of a financial statement pursuant to this Section 7.2 shall constitute a restatement of the representations contained in the second and third sentences of Section 6.2.

Documents required to be delivered pursuant to this Section 7.2 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (x) on which Carrols Restaurant Group or the Borrower posts such documents, or provides a link thereto on Carrols Restaurant Group’s or the Borrower’s website on the Internet at www.carrols.com; or (y) on which such documents are posted on the Borrower’s behalf on an

Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (B) the Borrower shall notify the Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Agent and/or the Arrangers will make available to the Lenders and the applicable Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Arrangers, the applicable Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.7); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

7.3 Financial Tests. Borrower and its Subsidiaries on a consolidated basis will have and maintain:

(a) Senior Leverage Ratio. A Senior Leverage Ratio of not greater than:

(1) 2.75 to 1.00 at all times during the period commencing on the Effective Date through and including the day that is immediately prior to the last day of the fourth fiscal quarter of fiscal year 2007;

(2) 2.50 to 1.00 at all times during the period commencing on the last day of the fourth fiscal quarter of fiscal year 2007 through and including the day that is immediately prior to the last day of the fourth fiscal quarter of fiscal year 2008;

(3) 2.25 to 1.00 at all times during the period commencing on the last day of the fourth fiscal quarter of fiscal year 2008 through and including the day that is immediately prior to the last day of the fourth fiscal quarter of fiscal year 2009; and

(4) 2.00 to 1.00 at all times thereafter.

(b) Total Leverage Ratio. A Total Leverage Ratio of not greater than:

(1) 5.00 to 1.00 at all times during the period commencing on the Effective Date through and including the day that is immediately prior to the last day of the fourth fiscal quarter of fiscal year 2007;

(2) 4.75 to 1.00 at all times during the period commencing on the last day of the fourth fiscal quarter of fiscal year 2007 through and including the day that is immediately prior to the last day of the fourth fiscal quarter of fiscal year 2008;

(3) 4.50 to 1.00 at all times during the period commencing on the last day of the fourth fiscal quarter of fiscal year 2008 through and including the day that is immediately prior to the last day of the fourth fiscal quarter 2009; and

(4) 4.00 to 1.00 at all times thereafter.

(c) Fixed Charge Coverage Ratio. A Fixed Charge Coverage Ratio of not less than:

(1) 1.15 to 1.00 at all times during the period commencing on the Effective Date through and including the day that is immediately prior to last day of the fourth fiscal quarter of fiscal year 2007; and

(2) 1.20 to 1.00 at all times thereafter.

7.4 Inspection. Permit Agent and each Lender upon 3 days’ prior notice (unless a Default or an Event of Default has occurred which is continuing, in which case no prior notice is required) to inspect its Property, to examine its files, books and records, except privileged communication with legal counsel and classified governmental material, and make and take away copies thereof, and to discuss its affairs with its officers and accountants, all during normal business hours and at such intervals and to such extent as Agent or any Lender may reasonably desire.

7.5 Further Assurances. Promptly execute and deliver, at Borrower’s expense, any and all other and further instruments which may be reasonably requested by Agent to cure any defect in the execution and delivery of any Loan Document in order to effectuate the transactions contemplated by the Loan Documents, and in order to grant, preserve protect and perfect the validity and priority of the security interests created by the Security Documents.

7.6 Books and Records. Maintain books of record and account which permit financial statements to be prepared in accordance with GAAP.

7.7 Insurance. Borrower will (and will cause each other Obligor to) maintain insurance with such insurers, on such of its Property, with responsible companies in such amounts, with such deductibles and against such risks as are usually carried by owners of similar businesses and properties in the same general areas in which the applicable Obligor operates (including, hazard and business interruption insurance) or as Agent may otherwise reasonably require, and furnish Agent satisfactory evidence thereof promptly upon request. These insurance provisions are cumulative of the insurance provisions of the Security Documents. Agent shall be provided with copies of the policies of insurance and a certificate of the insurer that the insurance required by this Section may not be canceled, reduced or affected in any material manner without thirty (30) days’ prior written notice to Agent. Wherever applicable, such insurance shall name Agent as additional insured.

7.8 Notice of Certain Matters. Give Agent written notice of the following promptly after any executive officer (vice president or more senior) of Borrower shall become aware of the same:

(a) the issuance by any court or governmental agency or authority of any injunction, order or other restraint prohibiting, or having the effect of prohibiting, the performance of this Agreement, any other Loan Document, or the making of the Loans or the initiation of any litigation, or any claim or controversy which could reasonably be expected to result in the initiation of any litigation, seeking any such injunction, order or other restraint;

(b) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any court or any Governmental Authority involving claims in excess of $5,000,000 or which may reasonably be expected to result in a Default hereunder; and

(c) any Event of Default or Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with the respect thereto.

Borrower will also notify Agent in writing at least 30 days prior to the date that any Obligor changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records.

7.9 Interest Rate Risk. Borrower shall comply with and shall maintain in full force and effect a program for the hedging of interest rate risk (which may include one or more Interest Rate Risk Agreements) upon terms and in a manner acceptable to Agent providing for a notional amount equal to the excess amount of (a) the aggregate unpaid principal balance of Borrowed Money Indebtedness of Borrower (on a consolidated basis) bearing interest at a variable rate over (b) 50% of the aggregate unpaid principal balance of the Borrowed Money Indebtedness of Borrower (on a consolidated basis).

7.10 Capital Adequacy. If any Lender shall have determined that the adoption after the Effective Date or effectiveness after the Effective Date (whether or not previously announced) of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein after the Effective Date, or any change in the interpretation or administration thereof after the Effective Date by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive after the Effective Date regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, under the Letters of Credit, the Notes or other Obligations held by it to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, upon satisfaction of the conditions precedent set forth in this Section 7.10, after demand by such Lender (with a copy to Agent) as provided below, pay (subject to Section 11.8 hereof) to such Lender such additional amount or amounts as will compensate such Lender for such reduction. The certificate of any Lender setting forth such amount or amounts as shall be necessary to compensate it and the basis thereof and reasons therefor shall be delivered as soon as practicable to Borrower and shall be conclusive and binding, absent manifest error. Borrower shall pay the amount shown as due on any such certificate within five (5) Business Days after the delivery of such certificate. In preparing such certificate, a Lender may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method.

7.11 ERISA Information and Compliance. Promptly furnish to Agent (a) upon receipt, a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA and any notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, (b) if requested by Agent, copies of each annual and other report with respect to each Plan or any trust created thereunder filed with the United States Secretary of Labor or the PBGC or the Internal Revenue Service, (c) upon becoming aware of the occurrence of any “reportable event,” as such term is defined in Section 4043 of ERISA, for which the disclosure requirements of Regulation Section 2615.3 promulgated by the PBGC have not been waived, or of any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal financial officer of Borrower or the applicable member of the Controlled Group specifying the nature thereof, what action Borrower or the applicable member of the Controlled Group is taking or proposes to take with respect thereto, and, when known, any action taken by the PBGC, the Internal Revenue Service or the Department of Labor with respect thereto, (d) after the filing or receiving thereof by Borrower or any member of the Controlled Group of any notice of the institution of any proceedings or other actions which may result in the termination of any Plan, and (e) each request for waiver of the funding standards or extension of the amortization periods required by Sections 303 and 304 of ERISA or Section 412 of the Code promptly after the request is submitted by Borrower or any member of the Controlled Group to the Secretary of the Treasury, the Department of Labor or the Internal Revenue Service, as the case may be. To the extent required under applicable statutory funding requirements, Borrower will fund, or will cause the applicable member of the Controlled Group to fund, all current service pension liabilities as they are incurred under the provisions of all Plans from time to time in effect, and comply with all applicable provisions of ERISA, in each case, except to the extent that failure to do the same could not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations or Properties of any Obligor. Borrower covenants that it shall and shall cause each member of the Controlled Group to (1) make contributions to each Plan in a timely manner and in an amount sufficient to comply with the contribution obligations under such Plan and the minimum funding standards requirements of ERISA; (2) prepare and file in a timely manner all notices and reports required to be filed by Borrower with respect to each Plan under the terms of ERISA including but not limited to annual reports; and (3) pay in a timely manner all PBGC premiums required to be paid by Borrower or any member of the Controlled Group with respect to each Plan, in each case, except to the extent that failure to do the same could not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations or Properties of any Obligor.

7.12 Compliance with Agreements. Comply in all respects with each term, condition and provision of each Key Agreement, except as could not reasonably be expected to have a material adverse effect on the assets, liabilities (actual or contingent), Properties, business, operations, or condition (financial or otherwise) of any Obligor or on the ability of any Obligor to perform its respective Obligations under any Loan Document to which it is a party and no event has occurred or condition arisen that could reasonably be expected to have such an effect.

8.	Negative Covenants.

Borrower covenants and agrees with Agent and the Lenders that prior to the termination of this Agreement it will not, and will not suffer or permit any other Obligor (other than Carrols Restaurant Group) to, do any of the following:

8.1 Borrowed Money Indebtedness. Create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, or become or remain liable with respect to any Borrowed Money Indebtedness, whether direct, indirect, absolute, contingent or otherwise, except the following: (a) Indebtedness under this Agreement and the other Loan Documents and Indebtedness secured by Liens permitted by Section 8.2 hereof; (b) the liabilities existing on the date of this Agreement and disclosed in the financial statements delivered on or prior to the Effective Date pursuant to Section 5.1 hereof, and subject to Section 8.10 hereof, all renewals, extensions and replacements (but not increases) of any of the foregoing; (c) the Interest Rate Risk Indebtedness; (d) Subordinated Indebtedness; (e) Borrowed Money Indebtedness incurred by Borrower for the acquisition and/or development of restaurants acquired or developed by Borrower or any of its Subsidiaries after the Effective Date and pre-existing Indebtedness (excluding any Indebtedness incurred at the instigation of Borrower in contemplation of the acquisition of such Subsidiary) of any Subsidiary or business acquired after the Effective Date in an aggregate amount not to exceed, at any one time outstanding, $20,000,000; (f) Borrowed Money Indebtedness of Borrower or any of its Subsidiaries to Borrower or any of its Subsidiaries that is an Obligor so long as such Borrowed Money Indebtedness shall be subordinated to the Obligations in a manner acceptable to Agent and the Majority Lenders; (g) capitalized lease obligations to the extent allowed by the other provisions of this Agreement, and (h) FASB 98 lease financing obligations arising after the date hereof but relating to leases in existence as of the date hereof.

8.2 Liens. Create or suffer to exist any Lien upon any of its Property now owned or hereafter acquired, or acquire any Property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement; or in any manner directly or indirectly sell, assign, pledge or otherwise transfer any of its Accounts or General Intangibles; provided, however, that any Obligor may create or suffer to exist Permitted Liens.

8.3 Contingent Liabilities. Directly or indirectly guarantee the performance or payment of, or purchase or agree to purchase, or assume or contingently agree to become or be secondarily liable in respect of, any obligation or liability of any other Person except for (a) the endorsement of checks or other negotiable instruments in the ordinary course of business; (b) obligations disclosed to Agent in the financial statements delivered on or prior to the Effective Date pursuant to Section 5.1 hereof (but not increases of such obligations after the Effective Date), and (c) those liabilities permitted under Section 8.1 hereof.

8.4 Mergers, Consolidations and Dispositions of Assets. In any single transaction or series of transactions, directly or indirectly:

(a) liquidate or dissolve (provided that Subsidiaries of Borrower which are not parties to any Security Agreement may be liquidated or dissolved);

(b) be a party to any merger or consolidation unless and so long as (i) no Default or Event of Default has occurred that is then continuing, (ii) immediately thereafter and giving effect thereto, no event will occur and be continuing which constitutes a Default, (iii) an Obligor is the surviving Person; (iv) the surviving Person ratifies and assumes each Loan Document to which any party to such merger was a party, and (v) Agent is given at least 30 days’ prior notice of such merger or consolidation;

(c) sell, convey or lease all or any substantial part of its assets, except for (i) sale/leaseback transactions, (ii) sales of Property in the ordinary course of business, (iii) sales to other Obligors, (iv) the Specified Asset Sales and (v) other sales not exceeding, for any fiscal year, $20,000,000; or

(d) except for Liens in favor of Agent, pledge, transfer or otherwise dispose of any equity interest in any Obligor or any Indebtedness of any Obligor or issue or permit any other Obligor (other than Carrols Restaurant Group) to issue any additional equity interest.

Nothing in this Agreement or any of the other Loan Documents shall prohibit any Obligor from (i) selling obsolete equipment or from replacing used equipment in the ordinary course of business or (ii) disposing of any Interest Rate Risk Agreement (provided that Borrower shall maintain compliance with Section 7.9 at all times).

8.5 Redemption, Dividends and Distributions. At any time: (a) make any distributions of any Property or cash to the owner of any of the equity interests in any Obligor other than Permitted Dividends or (b) redeem, retire or otherwise acquire, directly or indirectly, any equity interest in any Obligor, other than to the extent included in the definition of “Permitted Investments” set forth in Section 1.1 hereof.

8.6 Nature of Business. Change the nature of its business or enter into any business which is substantially different from the business in which it is presently engaged. The primary business of each Obligor (other than Carrols Restaurant Group, the Pollo Subsidiaries and the Taco Cabana Subsidiaries) shall at all times be the direct or indirect ownership and operation of restaurants under Burger King franchises. The primary business of the Pollo Subsidiaries and the Taco Cabana Subsidiaries shall at all times be the direct or indirect ownership, operation or franchise of restaurants.

8.7 Transactions with Related Parties. Enter into any transaction or agreement with any officer, director or holder of any equity interest in any Obligor (or any Affiliate of any such Person) unless the same is upon terms substantially similar to those obtainable from wholly unrelated sources (to the best knowledge of the executive officers of the applicable Obligor or Affiliate, after making reasonable inquiry of the personnel and records of the applicable Obligor or Affiliate). Performance under the present terms of the Purchase Agreements and the Lease Agreements (without amendment except as agreed to in writing by Agent) shall not cause a Default hereunder.

8.8 Loans and Investments. Make any loan, advance, extension of credit or capital contribution to, or make or have any Investment in, any Person, or make any commitment to make any such extension of credit or Investment, except (a) Permitted Investments, (b) normal and reasonable advances in the ordinary course of business to officers and employees and (c) loans or advances permitted under Section 8.1 hereof (including any Interest Rate Risk Indebtedness).

8.9 Subsidiaries. Form, create or acquire any Subsidiary except for Non-Recourse Subsidiaries and except that Borrower or any of its Subsidiaries may form, create or acquire a wholly-owned Subsidiary so long as (a) immediately thereafter and giving effect thereto, no event will occur and be continuing which constitutes a Default; (b) such Subsidiary (and, where applicable, Borrower or any other Obligor) shall execute and deliver a Guaranty and such Security Documents as the Agent may reasonably require to effectuate the provisions of this Agreement regarding Collateral to be covered by the Security Documents, and (c) Agent is given at least 30 days’ prior notice of such formation, creation or acquisition.

8.10 Key Agreements. Terminate or agree to the termination of any Key Agreement or amend, modify or obtain or grant a waiver of any provision of any of the Key Agreements if such action could reasonably be expected to have a material adverse effect on the Properties, liabilities, condition (financial or otherwise), business or operations of any Obligor.

8.11 Certain Accounting Changes; Organizational Documents. (a) Change its fiscal year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or, with respect to reporting practices, the rules and regulations of the Securities and Exchange Commission, or (b) amend, modify, restate or supplement any of its Organizational Documents if such action could reasonably be expected to materially and adversely affect any Collateral, Loan or Obligation or the abilities of Borrower or any other Obligor to perform its Obligations under any Loan Document, unless such action shall be consented to in writing by Agent.

8.12 Excluded Entities. Borrower will not permit the aggregate value (determined on the greater of book or market value) of the Property owned by the Excluded Entities to exceed $1,000,000, in each case unless the Lenders shall have otherwise consented in writing.

8.13 Unfunded Liabilities. Incur any Unfunded Liabilities after the Effective Date or allow any Unfunded Liabilities in excess of $500,000, in the aggregate, to arise or exist.

8.14 Acquisitions of Assets. Acquire any real Property or any material personal Property after the Effective Date unless the following conditions precedent shall have been satisfied:

(a) No Default or Event of Default shall have occurred and be continuing (both before and, on a pro forma basis, after giving effect to the closing of the applicable acquisition), and Agent shall have received adequate information relating to the applicable acquisition to provide confirmation of this condition.

(b) If any acquisition would cause the aggregate purchase price of all acquisitions within any twelve (12) month period to exceed $100,000,000, such acquisition (but not any of the prior acquisitions) shall require the prior written approval of the Majority Lenders (Lenders agree that they shall respond to any request for such approval within thirty (30) days after receipt of such request in writing accompanied by adequate information relating to such acquisition in order to evaluate its projected impact. If any Lender shall fail to respond to such a request within such thirty (30) day period, the applicable Lender shall be deemed to have given its consent to such acquisition).

8.15 Subordinated Indebtedness. Except as expressly permitted in writing by the Majority Lenders, Borrower will not purchase, redeem, retire or otherwise acquire for value, deposit any monies with any Person with respect to or make any payment or prepayment of the principal of or any other amount owing in respect of, any Subordinated Indebtedness (other than Permitted Bond Repurchases). Except as expressly permitted in writing by the Majority Lenders, Borrower will not amend, modify or obtain or grant a waiver of any provision of any document or instrument evidencing any Subordinated Indebtedness in any manner which could reasonably be expected to have an adverse effect on the Lenders.

8.16 Synthetic Repurchases of Equity or Debt. Enter into or be party to, or make any payment under, any Synthetic Purchase Agreement unless (a) in the case of any Synthetic Purchase Agreement related to any Equity Interest, the payments required to be made by the Borrower or its Subsidiaries are limited to amounts permitted to be paid under Section 8.5 hereof, (b) in the case of any Synthetic Purchase Agreement related to any Restricted Indebtedness, the payments required to be made by the Borrower or its Subsidiaries thereunder are limited to the amount permitted under the other provisions of this Section 8 and (c) in the case of any Synthetic Purchase Agreement, the obligations of the Borrower and its Subsidiaries thereunder are subordinated to the Obligations on terms satisfactory to the Majority Lenders.

8.17 Restrictive Agreements.

(a) Enter into any Indebtedness which contains any negative pledge on assets (other than the Senior Subordinated Notes) or any covenants more restrictive than the provisions of Sections 7 and 8, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Indebtedness.

(b) Enter into or permit to exist any agreement which impairs or limits the ability of any Subsidiary of the Borrower to pay dividends to the Borrower.

8.18 Limitations on Exchange and Issuance of Certain Equity Interests. Issue, sell or otherwise dispose of any class or series of Equity Interest that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Indebtedness (other than Indebtedness permitted to be incurred under Section 8.1) or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

9.	Defaults.

9.1 Events of Default. If any one or more of the following events (herein called “Events of Default”) shall occur, then Agent shall, at the direction of the Majority Lenders, do any or all of the following: (1) without notice to Borrower or any other Person, declare the Revolving Loan Commitments terminated (whereupon the Revolving Loan Commitments shall be terminated) and/or accelerate the Revolving Loan Termination Date to a date as early as the date of termination of the Revolving Loan Commitments; (2) terminate any Letter of Credit allowing for such termination, by sending a notice of termination as provided therein and require Borrower to provide Cover for outstanding Letters of Credit; (3) declare the principal amount then outstanding of and the unpaid accrued interest on the Loans and Reimbursement Obligations and all fees and all other amounts payable hereunder, under the Notes and under the other Loan Documents to be forthwith due and payable, whereupon such amounts shall be and become immediately due and payable, without notice (including, without limitation, notice of acceleration and notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower; provided that in the case of the occurrence of an Event of Default with respect to any Obligor referred to in clause (f), (g) or (h) of this Section 9.1, the Revolving Loan Commitments shall be automatically terminated and the principal amount then outstanding of and unpaid accrued interest on the Loans and the Reimbursement Obligations and all fees and all other amounts payable hereunder, under the Notes and under the other Loan Documents shall be and become automatically and immediately due and payable, without notice (including, without limitation, notice of acceleration and notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower, and (4) exercise any or all other rights and remedies available to Agent or any of the Lenders under the Loan Documents, at law or in equity (provided that any acceleration hereunder or under any Loan Document shall not extend to or apply to any Obligor’s obligations under or in connection with any Interest Rate Risk Agreement):

(a) Payments - (i) any Obligor shall fail to make any payment or required prepayment of any installment of principal on the Loans or any Reimbursement Obligation payable under the Notes, this Agreement or the other Loan Documents when due or (ii) any Obligor fails to make any payment or required prepayment of interest with respect to the Loans, any Reimbursement Obligation or any other fee or amount under the Notes, this Agreement or the other Loan Documents when due and such failure to pay continues unremedied for a period of five (5) days; or

(b) Other Obligations - any Obligor shall default in the payment when due of any principal of or interest on any Indebtedness (other than FASB 98 lease financing obligations)

having an outstanding principal amount of at least $2,500,000 (other than the Loans and Reimbursement Obligations) and such default shall continue beyond any applicable period of grace; or any event or condition shall occur which results in the acceleration of the maturity of any such Indebtedness or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of any such Indebtedness or any Person acting on such holder’s behalf to accelerate the maturity thereof and such event or condition shall not be cured within any applicable period of grace; or

(c) Representations and Warranties - any representation or warranty made or deemed made by or on behalf of any Obligor in this Agreement or any other Loan Document or in any certificate furnished or made by any Obligor to Agent or the Lenders in connection herewith or therewith that is qualified by materiality or material adverse effect shall prove to have been incorrect, false or misleading in any respect as of the date thereof or as of the date as of which the facts therein set forth were stated or certified or deemed stated or certified or any representation or warranty made or deemed made by or on behalf of any Obligor in this Agreement or any other Loan Document or in any certificate furnished or made by any Obligor to Agent or the Lenders in connection herewith or therewith that is not qualified by materiality or material adverse effect shall prove to have been incorrect, false or misleading in any material respect as of the date thereof or as of the date as of which the facts therein set forth were stated or certified or deemed stated or certified; or

(d) Affirmative Covenants - (i) default shall be made in the due observance or performance of any of the covenants or agreements contained in Section 7.3 hereof, (ii) default shall be made in the due observance or performance of any of the covenants or agreements contained in Sections 7.2, 7.4, 7.7 or 7.8 hereof and, in each case, such default continues unremedied for a period of 20 days after (x) notice thereof is given by Agent to Borrower or (y) such default otherwise becomes known to any executive officer of Borrower, whichever is earlier, or (iii) default is made in the due observance or performance of any of the other covenants and agreements contained in Section 7 hereof or any other affirmative covenant of any Obligor contained in this Agreement or any other Loan Document and such default continues unremedied for a period of 30 days after (x) notice thereof is given by Agent to Borrower or (y) such default otherwise becomes known to any executive officer of Borrower, whichever is earlier; or

(e) Negative Covenants - default is made in the due observance or performance by Borrower of any of the other covenants or agreements contained in Section 8 of this Agreement or of any other negative covenant of any Obligor contained in this Agreement or any other Loan Document; or

(f) Involuntary Bankruptcy or Receivership Proceedings - a receiver, conservator, liquidator or trustee of any Obligor or of any of its Property is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction, and such decree or order remains in effect for more than 60 days; or any Obligor is adjudicated bankrupt or insolvent; or any of such Person’s Property is sequestered by court order and such order remains in effect for more than 60 days; or a petition is filed against any Obligor under any state or federal bankruptcy, reorganization, arrangement, insolvency, readjustment or debt, dissolution, liquidation or receivership law or any jurisdiction, whether now or hereafter in effect, and is not dismissed within 60 days after such filing; or

(g) Voluntary Petitions or Consents - any Obligor commences a voluntary case or other proceeding or order seeking liquidation, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or other relief with respect to itself or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or fails generally to, or cannot, pay its debts generally as they become due or takes any corporate action to authorize or effect any of the foregoing; or

(h) Assignments for Benefit of Creditors or Admissions of Insolvency - any Obligor makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee, or liquidator of such Obligor or of all or any substantial part of its Property; or

(i) Undischarged Judgments - a final non-appealable judgment or judgments for the payment of money exceeding, in the aggregate, $5,000,000 (exclusive of amounts covered by insurance as to which the applicable insurer is not presently disputing coverage) is rendered by any court or other governmental body against any Obligor and such Obligor does not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within 30 days from the date of entry thereof; or

(j) Loan Documents - any material provision of this Agreement or any material provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or any other Obligor party thereto or any such Person shall so state in writing, or Agent shall cease to have a first priority Lien upon all of the equity interests of Borrower and each of its Subsidiaries (other than Excluded Entities) securing all of the Obligations; or

(k) Concealment - any Obligor shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them, or shall have made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or

(l) Ownership Change or Encumbrance - (i) Any Person other than Carrols Restaurant Group shall own any equity interest in Borrower; (ii) any Person other than Agent shall acquire any Lien on any of the equity interests in Borrower; (iii) an event or series of events by which (A) any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, shall obtain ownership or control in one or more series of transactions of more than thirty-five percent (35%) of the Equity Interests or thirty-five percent (35%) of the voting power of Carrols Restaurant Group or Borrower, as applicable, entitled to vote in the election of members of the board of directors of Carrols Restaurant Group or Borrower, as applicable, (B) a majority of the members of the board of directors of Carrols Restaurant Group or Borrower, as applicable, cease to be composed of Continuing Directors of Carrols Restaurant Group or Borrower, as applicable, or

(C) there shall have occurred under any indenture or other instrument evidencing any Indebtedness (other than FASB 98 lease financing obligations) in excess of $5,000,000 any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating Carrols Restaurant Group or the Borrower to repurchase, redeem or repay all or any part of such Indebtedness or Equity Interests provided for therein; or (iv) any Subsidiary of Borrower (other than a Non-Recourse Subsidiary or to the extent otherwise expressly permitted in writing by the Majority Lenders) shall cease to be a wholly-owned Subsidiary of Borrower (direct or indirect) or any Person shall acquire any Lien on Borrower’s interest in and to the equity interest in any Subsidiary of Borrower (other than a Non-Recourse Subsidiary or to the extent otherwise expressly permitted in writing by the Majority Lenders); or

(m) Interest Rate Risk Agreements - The Borrower or any other Obligor shall default in the performance or observance of any terms, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Interest Rate Risk Agreement and such default causes the termination of such Interest Rate Agreement and the termination value owed by such Obligor as a result thereof exceeds $5,000,000.

9.2 Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, each Lender, the applicable Issuer, the Swing Loan Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, without notice to any Obligor (any such notice being expressly waived by Borrower and the other Obligors), to setoff and apply any and all deposits (general or special, time or demand, provisional or final but excluding the funds held in accounts clearly designated as escrow or trust accounts held by Borrower or any other Obligor for the benefit of Persons which are not Affiliates of any Obligor, whether or not such setoff results in any loss of interest or other penalty, and including without limitation all certificates of deposit) at any time held, and any other funds or Property at any time held, and other Indebtedness at any time owing by such Lender, the applicable Issuer, the Swing Loan Lender or any such Affiliate to or for the credit or the account of Borrower or any other Obligor against any and all of the Obligations irrespective of whether or not such Lender or Agent will have made any demand under this Agreement, the Notes or any other Loan Document and although such obligations of the Borrower or such Obligor may be contingent or unmatured or are owed to a branch or office of such Lender, Issuer or the Swing Loan Lender different from the branch or office holding such deposit or obligated on such indebtedness. Should the right of any Lender to realize funds in any manner set forth hereinabove be challenged and any application of such funds be reversed, whether by court order or otherwise, the Lenders shall make restitution or refund to Borrower pro rata in accordance with their Revolving Loan Commitments. Each Lender agrees to promptly notify Borrower and Agent after any such setoff and application, provided that the failure to give such notice will not affect the validity of such setoff and application. The rights of Agent and the Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including without limitation other rights of setoff) which Agent or the Lenders may have. This Section is subject to the terms and provisions of Sections 4.5 and 11.8 hereof.

9.3 Collateral Account. Borrower hereby agrees, in addition to the provisions of Section 9.1 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by Agent or the Majority Lenders (through Agent), pay to Agent an amount in immediately available funds equal to the then aggregate amount available for drawings under all Letters of Credit issued for the account of Borrower, which funds shall be held by Agent as Cover.

9.4 Preservation of Security for Unmatured Reimbursement Obligations. In the event that, following (a) the occurrence of an Event of Default and the exercise of any rights available to Agent or any Lender under the Loan Documents, and (b) payment in full of the principal amount then outstanding of and the accrued interest on the Loans and Reimbursement Obligations and fees and all other amounts payable hereunder and under the Notes and all other amounts secured by the Security Documents, any Letters of Credit shall remain outstanding and undrawn upon, Agent shall be entitled to hold (and Borrower and each other Obligor hereby grants and conveys to Agent a security interest in and to) all cash or other Property (“Proceeds of Remedies”) realized or arising out of the exercise of any rights available under the Loan Documents, at law or in equity, including, without limitation, the proceeds of any foreclosure, as collateral for the payment of any amounts due or to become due under or in respect of such Letters of Credit. Such Proceeds of Remedies shall be held for the ratable benefit of the Lenders. The rights, titles, benefits, privileges, duties and obligations of Agent with respect thereto shall be governed by the terms and provisions of this Agreement and, to the extent not inconsistent with this Agreement, the applicable Security Documents. Agent may, but shall have no obligation to, invest any such Proceeds of Remedies in such manner as Agent, in the exercise of its sole discretion, deems appropriate. Such Proceeds of Remedies shall be applied to Reimbursement Obligations arising in respect of any such Letters of Credit and/or the payment of any Lender’s obligations under any such Letter of Credit when such Letter of Credit is drawn upon. Nothing in this Section shall cause or permit an increase in the maximum amount of the Revolving Loan Obligations permitted to be outstanding from time to time under this Agreement.

9.5 Remedies Cumulative. No remedy, right or power conferred upon Agent or any Lender is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.

9.6 Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 9.1, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Agent in its capacity as such and each Issuer in its capacity as such (ratably among the Agent and each Issuer in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations and any Hedging Obligations (including any scheduled payments and any accrued and unpaid interest with respect to Hedging Obligations, but excluding any termination payments with respect to Hedging Obligations) (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, the Reimbursement Obligations and any termination payments with respect to Hedging Obligations (ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them);

Fifth, to the Agent for the account of each Issuer, to cash collateralize any Letter of Credit Liabilities then outstanding; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower (or, as directed by the Borrower, to any other Obligor) or as otherwise required by Requirement of Law.

10.	Agent.

10.1 Appointment and Authority. Each of the Lenders and the Issuers hereby irrevocably appoints Wachovia to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Agent, the Lenders and the Issuers, and neither Carrols Restaurant Group, the Borrower nor any of their respective Subsidiaries shall have rights as a third party beneficiary of any of such provisions.

10.2 Rights as a Lender. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Carrols Restaurant Group, the Borrower or any of their respective Subsidiaries or Affiliates as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Exculpatory Provisions. Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or any Legal Requirement; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.5 and Section 9) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Agent by the Borrower, a Lender or an Issuer.

Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

10.4 Reliance by the Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuer, Agent may presume that such condition is satisfactory to such Lender or such Issuer unless Agent shall have received notice to the contrary from such Lender or such Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5 Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent; provided that if such sub-agent is not a Lender or an Affiliate of the Agent or a Lender, the Borrower shall approve such sub-agent (such approval not to be unreasonably withheld or delayed). Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

10.6 Resignation of Agent.

(a) Agent may at any time give notice of its resignation to the Lenders, Issuers and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States (such Person to be approved by the Borrower with such approval not to be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuers, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders or the Issuers under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the Issuers directly, until such time as the Majority Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 and Sections 11.3 and 11.4 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(b) Any resignation by Wachovia as Agent pursuant to this Section shall also constitute its resignation as an Issuer and Swing Loan Lender. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer and Swing Loan Lender, (ii) the retiring Issuer and Swing Loan Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuer to effectively assume the obligations of the retiring Issuer with respect to such Letters of Credit.

10.7 Non-Reliance on Agent and Other Lenders. Each Lender and Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, Arrangers, or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent, a Lender or an Issuer hereunder.

10.9 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Agent, at its option and in its discretion,

(a) to release any Lien on any Collateral granted to or held by the Agent, for the ratable benefit of itself and the Lenders, under any Loan Document (i) upon repayment of the outstanding principal of and all accrued interest on the Loans and Reimbursement Obligations, payment of all outstanding fees and expenses hereunder, the termination of the Revolving Loan Commitments and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Majority Lenders or, to the extent required by Section 11.5(g), all of the Lenders;

(b) to subordinate or release any Lien on any Collateral granted to or held by the Agent under any Loan Document to the holder of any Permitted Lien; and

(c) to release any Obligor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by Agent at any time, the Majority Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Obligor from its obligations under the Loan Documents pursuant to this Section.

11.	Miscellaneous.

11.1 Waiver. No waiver of any Default or Event of Default shall be a waiver of any other Default or Event of Default. No failure on the part of Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law or in equity.

11.2 Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by telex, telegraph, telecopy (confirmed by mail), cable or other writing and telexed, telecopied, telegraphed, cabled, mailed or delivered to the intended recipient at the “Address for Notices” specified on Schedule 1.1 hereto (or in the case of any Lender (other than the Agent) provided for in the Register or an Assignment and Assumption); or, as to any party hereto, at such other address as shall be designated by such party in a notice (given in accordance with this Section) (a) as to Borrower, to Agent, (b) as to Agent, to Borrower and to each Lender, and (c) as to any Lender, to Borrower and Agent. Except as otherwise provided in this Agreement, all such notices or communications shall be deemed to have been duly given when (i) transmitted by telex or telecopier or delivered to the telegraph or cable office, (ii) personally delivered (iii) one Business Day after deposit with an overnight mail or delivery service, postage prepaid or (iv) three Business Days’ after deposit in a receptacle maintained by the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, in each case given or addressed as aforesaid.

11.3 Expenses, Etc. The Borrower and any other Obligor jointly and severally, shall pay (a) all reasonable out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable out-of-pocket expenses incurred by the Issuers in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (c) all out-of-pocket expenses incurred by Agent, any Lender or any Issuer (including the reasonable fees, charges and disbursements of any counsel for Agent, any Lender or any Issuer), in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (ii) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

11.4 Indemnification.

(a) The Borrower shall indemnify Agent (and any sub-agent thereof), each Lender and each Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and reasonable related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Obligor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Obligor, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Obligor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(b) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 11.3 or clause (a) of this Section to be paid by it to the Agent (or any sub-agent thereof), any Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), such Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or such Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or such Issuer in connection with such capacity. The obligations of the Lenders under this clause (b) are subject to the provisions of Section 2.5.

(c) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) All amounts due under this Section and Section 11.3 shall be payable promptly after demand therefor.

11.5 Amendments, Etc. No amendment or modification of this Agreement, the Notes or any other Loan Document shall in any event be effective against Borrower unless the same shall be agreed or consented to in writing by Borrower. No amendment, modification or waiver of any provision of this Agreement, the Notes or any other Loan Document, nor any consent to any departure by Borrower therefrom, shall in any event be effective against the Lenders unless the same shall be agreed or consented to in writing by the Majority Lenders (or by Agent with the consent of the Majority Lenders), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, modification, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, do any of the following: (a) increase any Revolving Loan Commitment of any Lender or the amount of the Loans of any of the Lenders (or reinstate any termination or reduction of the Revolving Loan Commitments) or subject any of the Lenders to any additional obligations; (b) subject to clauses (i) and (iv) below, reduce the principal of, or interest on, any Loan, Reimbursement Obligation or fee or other sum to be paid hereunder; (c) postpone or extend the Revolving Loan Maturity Date, the Term Loan Maturity Date, the Revolving Loan Termination Date, the Revolving Loan Availability Period or any scheduled date fixed for any payment of principal of, or interest on, any Loan, Reimbursement Obligation, fee or other sum to be paid hereunder or waive any Event of Default described in Section 9.1(a) hereof; (d) change the percentage of any of the Revolving Loan Commitments or of the aggregate unpaid principal amount of any of the Loans and Letter of Credit Liabilities, or the percentage of Lenders, which shall be required for the Lenders or any of them to take any action under this Agreement; (e) change any provision contained in this Section 11.5; (f) release all of the Obligors or release Obligors comprising substantially all of the credit support for the Obligations, in either case, from the Guaranty (other than as authorized in Section 10.9), without the written consent of each Lender; (g) release all or a material portion of the Collateral or release any Security Document (other than as authorized in Section 10.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender; or (h) modify the provisions of Sections 4.1(b) or 4.2 hereof regarding pro rata application; provided that, (i) only the consent of the Majority Lenders shall be necessary to (A) waive any obligation of any Obligor to pay interest at the Past Due Rate or (B) amend any financial covenant hereunder (or any defined term use therein ) even if the effect of such amendment would be to reduce the rate of interest on any Loan or Reimbursement Obligation or to reduce any fee payable hereunder, (ii) only the consent of the Lenders directly affected thereby and having at least 50.1% of (A) the aggregate amount of Revolving Loan Commitments or (B) the aggregate amount of Term Loans outstanding, as applicable, shall be necessary to waive any obligation of the Borrower to pay interest at the highest Margin Percentage if the Borrower fails to timely deliver the Compliance Certificate as required by Section 7.2, (iii) no amendment, waiver or consent shall, unless in writing and signed by the applicable Issuer in addition to the Lenders required above, affect the rights or duties of the Issuer under this Agreement or any Application relating to any Letter of Credit issued or to be issued by it; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Swing Loan Lender in addition to the Lenders required above, affect the rights or duties of the Swing Loan Lender under this Agreement; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything in this Section 11.5 to the contrary, no amendment, modification, waiver or consent shall be made with respect to Section 10 without the consent of Agent to the extent it affects Agent, as Agent and no amendment, modification, waiver or consent shall be made with respect to Section 10.8 without the consent of each Co-Agent.

11.6 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(1) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Loan Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(1)(A) of this Section, the aggregate amount of the Revolving Loan Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Loan Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of any Revolving Loan or Revolving Loan Commitment, or $1,000,000, in the case of any assignment in respect of the Term Loan, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(2) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Loan Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate facilities on a non-pro rata basis;

(3) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(1)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Revolving Loan or Revolving Loan Commitment if such assignment is to a Person that is not a Lender with a Revolving Loan Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consents of each Issuer and the Swing Loan Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) or for any assignment in respect of any Revolving Loan or Revolving Loan Commitment.

(4) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment, and the assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(5) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(6) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this

Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.3(c), 4.1(d), 7.10, 11.3 and 11.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Loan Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent, any Issuer, the Swing Loan Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 11.5 that directly affects such Participant and could not be affected by a vote of the Majority Lenders. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.3(c) and 4.1(d) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.2 as though it were a Lender, provided such Participant agrees to be subject to Section 4.5 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.3(c) and 4.1(d) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that is organized under the laws of jurisdiction outside the United States shall not be entitled to the benefits of Section 4.1(d) unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.1(d) and 11.14 as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.7 Confidentiality. Each of the Agent, the Lenders and the Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document (or any Interest Rate Risk Agreement with a Lender or the Agent or any Affiliate of the Lender or the Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist only of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Lender, any Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any Obligor. For purposes of this Section, “Information” means all information received from Carrols Restaurant Group, the Borrower or any of their respective Subsidiaries relating to Carrols Restaurant Group, the Borrower or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent, any Lender or any Issuer on a nonconfidential basis unless it is reasonably clear that such information is not public prior to disclosure by Carrols Restaurant Group, the Borrower or any of their respective Subsidiaries; provided that, in the case of information received from Carrols Restaurant Group, the Borrower or any of their respective Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential or if it is reasonably clear that such information is not public. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.8 Limitation of Interest. Borrower and the Lenders intend to strictly comply with all applicable federal and New York laws, including applicable usury laws (or the usury laws of any jurisdiction whose usury laws are deemed to apply to the Notes or any other Loan Documents despite the intention and desire of the parties to apply the usury laws of the State of New York). Accordingly, the provisions of this Section 11.8 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section, even if such provision declares that it controls. As used in this Section, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations. In no event shall Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the State of New York or the applicable laws (if any) of the United States or of any other jurisdiction, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Ceiling Rate. The daily interest rates to be used in calculating interest at the Ceiling Rate shall be determined by dividing the applicable Ceiling Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document (including, without limitation, Section 9.1 hereof) which directly or indirectly relate to interest shall ever be construed without reference to this Section 11.8, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Ceiling Rate. If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Ceiling Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of Borrower’s obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

11.9 Survival. The obligations of Borrower under Sections 2.2(c), 2.2(d), 7.10, 11.3 and 11.4 hereof and all other obligations of Borrower in any other Loan Document (to the extent stated therein), the obligations of each Issuer under the last sentence of Section 2.2(b)(iii) and the obligations of the Lenders under Section 11.4 and 11.8 hereof, shall, notwithstanding anything herein to the contrary, survive the repayment of the Loans and Reimbursement Obligations and the termination of the Revolving Loan Commitments and the Letters of Credit.

11.10 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

11.11 Counterparts; Integration; Effectiveness. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

11.12 Governing Law, Jurisdiction and Venue.

(a) THIS AGREEMENT AND (EXCEPT AS THEREIN PROVIDED) THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

(b) The Borrower and each other Obligor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of State of New York sitting in the Borough of Manhattan, New York and of the United States District Court of the Borough of Manhattan, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent, any Lender or any Issuer may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Obligor or its properties in the courts of any jurisdiction.

(c) The Borrower and each other Obligor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

11.13 Severability. Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of any Loan Document shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of such Loan Document shall not be affected or impaired thereby.

11.14 Tax Forms. Each Lender which is organized under the laws of a jurisdiction outside the United States shall, on the day of the initial borrowing from each such Lender hereunder and from time to time thereafter if requested by Borrower or Agent, provide Agent and Borrower with the forms prescribed by the Internal Revenue Service of the United States certifying as to such Lender’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Lender hereunder or other documents satisfactory to such Lender, Borrower and Agent indicating that all payments to be made to such Lender hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty or, if such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and intends to claim exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a Form W-8 or W-8BEN, or any subsequent versions thereof or successors thereto (and, if such Lender delivers a Form W-8 or W-8BEN, a certificate representing that such Lender is not a “bank” for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 881(c)(3)(B) of the Code of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 881(c)(3)(C) of the Code)), properly completed and duly executed by such Lender claiming complete exemption from, or a reduced rate of, United States withholding tax on payments of interest by the Borrower under this Agreement and the other Loan Documents. Unless Borrower and Agent shall have received such forms or such documents indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrower or Agent shall withhold taxes from such payments at the applicable statutory rate.

11.15 Conflicts Between This Agreement and the Other Loan Documents. In the event of any conflict between the terms of this Agreement and the terms of any of the other Loan Documents, the terms of this Agreement shall control.

11.16 Jury Waiver. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.17 Limitation on Charges; Substitute Lenders; Non-Discrimination. Anything in Sections 3.3(c) or 7.10 notwithstanding:

(a) Borrower shall not be required to pay to any Lender reimbursement with regard to any costs or expenses described in such Sections, unless such Lender notifies Borrower of such costs or expenses within 90 days after the date paid or incurred;

(b) none of the Lenders shall be permitted to pass through to Borrower charges and costs under such Sections on a discriminatory basis (i.e., which are not also passed through by such Lender to other customers of such Lender similarly situated where such customer is subject to documents providing for such pass through); and

(c) if any Lender elects to pass through to Borrower any material charge or cost under such Sections or elects to terminate the availability of LIBOR Borrowings for any material period of time, Borrower may, within 60 days after the date of such event and so long as no Default shall have occurred and be continuing, elect to terminate such Lender as a party to this Agreement; provided that, concurrently with such termination Borrower shall (i) if Agent and each of the other Lenders shall consent, pay that Lender all principal, interest and fees and other amounts owed to such Lender through such date of termination or (ii) have arranged for another financial institution approved by Agent (such approval not to be unreasonably withheld) as of such date, to become a substitute Lender for all purposes under this Agreement in the manner provided in Section 11.6; provided further that, prior to substitution for any Lender, Borrower shall have given written notice to Agent of such intention and the Lenders shall have the option, but no obligation, for a period of 60 days after receipt of such notice, to increase their Revolving Loan Commitments in order to replace the affected Lender in lieu of such substitution.

11.18 USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended from time to time, the “Act”) hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

CARROLS CORPORATION, a Delaware corporation

By:	/s/ Joseph Zirkman
Name:	Joseph Zirkman
Title:	Vice President

[Loan Agreement – Carrols Corporation]

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent, Lender, Swing Loan Lender and Issuer

By:	/s/ Ronald F. Bentien, Jr.
Name:	Ronald F. Bentien, Jr.
Title:	Director

[Loan Agreement – Carrols Corporation]

BANK OF AMERICA, N.A., as Syndication Agent and as a Lender

By:	/s/ William H. Powell
Name:	William H. Powell
Title:	Senior Vice President

[Loan Agreement – Carrols Corporation]

RAYMOND JAMES BANK, FSB, as Documentation Agent and as a Lender

By:	/s/ Andrew Hahn
Name:	Andrew Hahn
Title:	Vice President

[Loan Agreement – Carrols Corporation]

WELLS FARGO BANK NATIONAL ASSOCIATION, as Documentation Agent and as a Lender

By:	/s/ J. Nicholas Cole
Name:	J. Nicholas Cole
Title:	Managing Director

By:	/s/ Stephen A. Lean
Name:	Stephen A. Lean
Title:	Managing Director

[Loan Agreement – Carrols Corporation]

MANUFACTURERS AND TRADERS TRUST COMPANY, as Documentation Agent and as a Lender

By:	/s/ Timothy P. McDevitt
Name:	Timothy P. McDevitt
Title:	Vice President

[Loan Agreement – Carrols Corporation]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Antje B. Focke
Name:	Antje B. Focke
Title:	Vice President

[Loan Agreement – Carrols Corporation]

ROYAL BANK OF CANADA

By:	/s/ Gordon MacArthur
Name:	Gordon MacArthur
Title:	Authorized Signatory

[Loan Agreement – Carrols Corporation]

GREENSTONE FARM CREDIT SERVICES, ACA/FLCA

By:	/s/ Jeff Pavlik
Name:	Jeff Pavlik
Title:	Assistant Vice President-Lending Officer

[Loan Agreement – Carrols Corporation]

HSBC Bank USA National Association, as a Lender

By:	/s/ Andrew O. Kane
Name:	Andrew O. Kane
Title:	Vice President

Cooperative Centrale Raiffeisen-Boerenleenbank B.A.

“Rabobank Nederland”, New York Branch

By:	/s/ Tamira Treffers-Herrera
Name:	Tamira Treffers-Herrera
Title:	Executive Director

By:	/s/ Rebecca Morrow
Name:	Rebecca Morrow
Title:	Executive Director

The undersigned hereby join in this Agreement to evidence their consent to execution by Borrower of this Agreement, to confirm that each Loan Document now or previously executed by the undersigned applies and shall continue to apply to this Agreement, to acknowledge that without such consent and confirmation, Agent and Lenders would not execute this Agreement.

CARROLS RESTAURANT GROUP, INC., a Delaware corporation, CARROLS REALTY HOLDINGS CORP., a Delaware corporation, and CARROLS REALTY I CORP., a Delaware corporation, POLLO FRANCHISE, INC., a Florida corporation, and POLLO OPERATIONS, INC., a Florida corporation, TACO CABANA, INC., a Delaware corporation, TC LEASE HOLDINGS III, V AND VI, INC., a Texas corporation, T.C. MANAGEMENT, INC., a Delaware corporation, and TP ACQUISITION CORP., a Texas corporation

By:	/s/ Joseph Zirkman
Name:	Joseph Zirkman
Title:	Vice President

GET REAL, INC., a Delaware corporation

By:	/s/ Vivian Lopez-Blanco
Name:	Vivian Lopez-Blanco
Title:	President

TPAQ HOLDING CORPORATION, a Delaware corporation

By:	/s/ Vivian Lopez-Blanco
Name:	Vivian Lopez-Blanco
Title:	President

[Signature Pages Continue]

[Loan Agreement – Carrols Corporation]

TEXAS TACO CABANA, L.P. , a Texas limited partnership

By:	T.C. Management, Inc., a Delaware corporation, General Partner

	By:	/s/ Joseph Zirkman
	Name:	Joseph Zirkman
	Title:	Vice President

[Loan Agreement – Carrols Corporation]